Item 1.	Financial Statements Exhibit 99.2
SCYNEXIS, INC.
UNAUDITED CONDENSED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$27,620	$32,243
Prepaid expenses and other current assets	899	703
Assets of discontinued operations, net (Note 13)	6,049	6,701
Total current assets	34,568	39,647
Other assets	32	25
Deferred offering costs	257	—
Total assets	$34,857	$39,672
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$903	$426
Accrued expenses	3,060	2,245
Deferred revenue, current portion	257	257
Liabilities related to assets of discontinued operations (Note 13)	2,371	2,420
Total current liabilities	6,591	5,348
Deferred revenue, net of current portion	828	893
Total liabilities	7,419	6,241
Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.001 par value, 125,000,000 shares authorized as of March 31, 2015, and December 31, 2014; 8,527,210 and 8,512,103 shares issued and outstanding as of March 31, 2015, and December 31, 2014, respectively	8	8
Additional paid-in capital	151,325	150,934
Accumulated deficit	(123,895)	(117,511)
Total stockholders’ equity	27,438	33,431
Total liabilities and stockholders’ equity	$34,857	$39,672
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three months ended March 31,
	2015	2014
Total revenue	65	65
Operating expenses:
Research and development	3,787	1,320
Selling, general and administrative	2,210	1,206
Total operating expenses	5,997	2,526
Loss from operations	(5,932)	(2,461)
Other (income) expense:
Amortization of deferred financing costs and debt discount	—	536
Interest (income) expense	(1)	44
Derivative fair value adjustment	—	(2,783)
Other expense	—	10
Total other (income) expense:	(1)	(2,193)
Loss from continuing operations before taxes	(5,931)	(268)
Income tax benefit	—	313
Income (loss) from continuing operations	(5,931)	45
Income (loss) from discontinued operations, net of tax expense of $0 and $313 for the three month periods ended March 31, 2015 and 2014, respectively (Note 13)	(453)	367
Net income (loss)	(6,384)	412
Deemed dividend for beneficial conversion feature on Series D-2 preferred stock	—	(909)
Deemed dividend for antidilution adjustments to convertible preferred stock	—	(214)
Accretion of convertible preferred stock	—	(510)
Net loss attributable to common stockholders - basic	(6,384)	(1,221)
Derivative fair value adjustment	—	(2,783)
Net loss attributable to common stockholders - diluted	$(6,384)	$(4,004)
Net loss per share attributable to common stockholders - basic
Continuing operations	$(0.70)	$(4.75)
Discontinued operations	(0.05)	1.10
Net (loss) income per share - basic	$(0.75)	$(3.65)
(Loss) income per share attributable to common stockholders - diluted
Continuing operations	$(0.70)	$(7.17)
Discontinued operations	(0.05)	0.60
Net loss per share - diluted	$(0.75)	$(6.57)
Weighted average common shares outstanding:
Basic	8,516,467	334,086
Diluted	8,516,467	609,074
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(6,384)	$412
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	323	308
Stock-based compensation expense	296	110
Amortization of deferred financing costs and debt discount	—	536
Change in fair value of derivative liability	—	(2,783)
Changes in deferred rent	(57)	(15)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	448	(275)
Prepaid expenses, other assets, and deferred costs	(160)	186
Accounts payable and accrued expenses	1,052	635
Deferred revenue	(65)	1,047
Net cash (used in) provided by operating activities	(4,547)	161
Cash flows from investing activities:
Purchases of property and equipment	(171)	(74)
Net cash used in investing activities	(171)	(74)
Cash flows from financing activities:
Proceeds from sale of preferred stock	—	544
Payments of deferred offering costs and underwriting discounts and commissions	—	(1,388)
Proceeds from employee stock purchase plan issuance	95	—
Proceeds from exercise of stock options	—	5
Net cash provided by (used in) financing activities	95	(839)
Net decrease in cash and cash equivalents	(4,623)	(752)
Cash and cash equivalents, beginning of period	32,243	1,402
Cash and cash equivalents, end of period	$27,620	$650
Supplemental cash flow information:
Cash paid for interest	$—	$45
Noncash financing and investing activities:
Beneficial conversion feature on sale of Series D-2 preferred stock	$—	$909
Beneficial conversion feature for antidilution adjustment	$—	$214
Adjustment of preferred stock to redemption value	$—	$510
Issuance of warrants with preferred stock	$—	$544
Deferred offering costs included in accounts payable and accrued expenses	$257	$1,715
Equipment purchases in accounts payable and accrued expenses	$25	$204
The accompanying notes are an integral part of the financial statements.

SCYNEXIS, INC.
NOTES TO THE FINANCIAL STATEMENTS
(unaudited)
(dollars in thousands, except per share data)

1.	Description of Business and Basis of Preparation
Organization
SCYNEXIS, Inc. (“SCYNEXIS” or the “Company”) is a Delaware corporation formed on November 4, 1999. SCYNEXIS is a pharmaceutical company, headquartered in Jersey City, New Jersey, committed to the discovery, development and commercialization of novel anti-infectives to address significant unmet therapeutic needs.
Historically, the Company also offered its services in drug discovery and development, primarily in the form of integrated research teams consisting of medicinal, computational, analytical, and process scientists working on a collaborative basis with its customers on research projects. These services were provided by the Company's contract research and development services business (the "Services Business") asset group. On July 21, 2015, the Company completed the sale of the Services Business asset group pursuant to an Asset Purchase Agreement (the "Agreement"), with an effective date of July 17, 2015, with Accuratus Lab Services, Inc. ("Accuratus"), a private-equity backed process chemistry, formulation, manufacturing and analytical development services provider. The material terms of the Services Business sale transaction are described in Note 13.
Discontinued Operations
As described above, the Company completed the sales of the Services Business on July 21, 2015. The accompanying unaudited interim financial statements reflect the retrospective adjustments for the periods presented to include the Services Business in Discontinued Operations.
Unaudited Interim Financial Information
The accompanying unaudited financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States, or US GAAP, as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”) for interim financial information. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position, and cash flows. The results of operations for the three months ended March 31, 2015, are not necessarily indicative of the results for the full year or the results for any future periods. These financial statements should be read in conjunction with the financial statements and notes set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC") on March 30, 2015 and Exhibit 99.1 to the Form 8-K dated October 30, 2015.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include: the accounts receivable allowance; the valuation of the related-party deemed contribution; the fair value of the Company’s common stock used to measure stock-based compensation for options granted to employees and nonemployees and to determine the fair value of common stock warrants; the Services Business asset group’s fair value less costs to sell, which was used to assess the Services Business asset group for impairment; the fair value of convertible preferred stock; the fair value of the Company’s derivative liability; the estimate of services and effort expended by third-party research and development service providers used to recognize research and development expense; and the estimated useful lives of property and equipment.
Reverse Stock-splits
On March 17, 2014, the Company amended its amended and restated certificate of incorporation to implement a 1-for-4 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company adjusted the share amounts under its employee incentive plans, outstanding options and common stock warrant agreements with third parties.

On April 25, 2014, the Company amended its amended and restated certificate of incorporation to implement an additional 1-for-5.1 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company further adjusted the share amounts under its employee incentive plans, outstanding options and common stock warrant agreements with third parties.
All disclosures of common shares and per common share data in the accompanying interim financial statements and related notes reflect these two reverse stock splits for all periods presented.
Initial Public Offering
On May 7, 2014, the Company completed an initial public offering (“IPO”) of its common stock. The Company sold an aggregate of 6,200,000 shares of common stock at a public offering price of $10.00 per share. Net proceeds were $54,583, after deducting underwriting discounts and commissions of $3,290 and offering expenses of $4,127. Upon the completion of the IPO, all outstanding shares of the Company’s convertible preferred stock were automatically converted into 1,691,884 shares of common stock and certain outstanding warrants were exercised for an additional 275,687 shares of common stock. In connection with the consummation of the IPO, the Company repaid outstanding debt with a principal balance of $15,000, plus all accrued interest, to the holder of such debt, which was outstanding pursuant to a credit agreement referred to herein as the 2013 Credit Agreement. The significant increase in the shares outstanding beginning in May 2014 has impacted the comparability of the Company's net earnings (loss) per share calculations between interim 2015 and 2014 periods.
April 2015 Follow-on Public Offering
On April 28, 2015, the Company completed a follow-on public offering (the "April 2015 offering") of its common stock. The Company sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds were approximately $37,754, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $3,646. The Company incurred $257 of the total estimated offering expenses as of March 31, 2015, which have been capitalized as deferred offering costs in the accompanying balance sheets. The significant increase in the shares outstanding beginning in April 2015 is expected to impact the year-over-year comparability of the Company’s net (loss) earnings per share calculations for the next twelve months.

2.	Summary of Significant Accounting Policies
Assets of Discontinued Operations
The Company considers assets to be of discontinued operations (i) when management or others having the authority to do so approve a plan to sell the assets, (ii) the assets are available for immediate sale in their present condition, (iii) the Company has initiated an active program to locate a buyer and other actions required to complete the plan to sell the assets, (iv) consummation of the transaction is probable, (v) the assets are being actively marketed for sale at a price that is reasonable in relation to their current fair value, and (vi) the transaction is expected to qualify for recognition as a completed sale, within one year. Following the classification of property and equipment as held for sale, the Company discontinues depreciating the assets and writes down the assets to the lower of carrying value or fair market value, if needed. As described in Note 13, on May 4, 2015, actions taken by the Company's board of directors caused the Company to meet the relevant criteria for reporting the Services Business as held for sale.
Deferred Offering Costs
Deferred offering costs are expenses directly related to the IPO or the April 2015 offering. These costs consist of legal, accounting, printing, and filing fees that the Company has capitalized, including fees incurred by the independent registered public accounting firm directly related to the offerings. The IPO deferred offering costs were offset against the IPO proceeds in May 2014 and were reclassified to additional paid-in capital upon completion of the IPO. Deferred costs associated with the April 2015 offering will be offset against the proceeds from the April 2015 offering and will be reclassified to additional paid-in capital upon completion of the April 2015 offering.
Revenue Recognition and Deferred Revenue
The Company has historically derived the majority of its revenue from providing contract research and development services under fee for service arrangements, which were provided by the Services Business that was sold in July 2015 (see Notes 13 and 14). The Company also has entered into collaboration arrangements in exchange for non-refundable upfront payments and consideration as services are performed. These arrangements include multiple elements, such as the sale of licenses and the provision of services. Under these arrangements, the Company also is entitled to receive development milestone payments and royalties in the form of a designated percentage of product sales. The Company classifies non-refundable upfront payments, milestone payments and royalties received under collaboration and licensing agreements as revenue within its statements of operations because the Company views such activities as being central to its business operations.
Revenue is recognized when all of the following conditions are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) fees are fixed or determinable, and (iv) collection of fees is reasonably assured. The Company’s contract research and development services revenue is recognized in the period in which the services are performed.
When entering into an arrangement, the Company first determines whether the arrangement includes multiple deliverables and is subject to accounting guidance in ASC subtopic 605-25, Multiple-Element Arrangements. If the Company determines that an arrangement includes multiple elements, it determines whether the arrangement should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting. An element qualifies as a separate unit of accounting when the delivered element has standalone value to the customer. The Company’s arrangements do not include a general right of return relative to delivered elements. Any delivered elements that do not qualify as separate units of accounting are combined with other undelivered elements within the arrangement as a single unit of accounting. If the arrangement constitutes a single combined unit of accounting, the Company determines the revenue recognition method for the combined unit of accounting and recognizes the revenue over the period from inception through the date the last deliverable within the single unit of accounting is delivered.
Non-refundable upfront license fees are recorded as deferred revenue and recognized into revenue on a straight-line basis over the estimated period of the Company’s substantive performance obligations. If the Company does not have substantive performance obligations, the Company recognizes non-refundable upfront fees into revenue through the date the deliverable is satisfied. Analyzing the arrangement to identify deliverables requires the use of judgment and each deliverable may be an obligation to deliver services, a right or license to use an asset, or another performance obligation. In arrangements that include license rights and other non-contingent deliverables, such as participation in a steering committee, these deliverables do not have standalone value because the non-contingent deliverables are dependent on the license rights. That is, the non-contingent deliverables would not have value without the license rights, and only the Company can perform the related services. Upfront license rights and non-contingent deliverables, such as participation in a steering committee, do not have standalone value as they are not sold separately and they cannot be resold. In addition, when non-contingent deliverables are sold with upfront license rights, the license rights do not represent the culmination of a separate earnings process. As such, the Company accounts for the license and the non-contingent deliverables as a single combined unit of accounting. In such instances, the license revenue in the form of non-refundable upfront payments is deferred and recognized over the applicable relationship period, which historically has been the estimated period of the Company’s substantive performance obligations or the period the rights granted are in effect. The Company recognizes contingent event-based payments under license agreements when the payments are received. The Company has not received any royalty payments to date.
The Company will recognize a milestone payment as revenue when earned if it is substantive and the Company has no ongoing performance obligations related to the milestone. A milestone payment is considered substantive if it: 1) is commensurate with either the Company’s performance to achieve the milestone or the enhanced value of the delivered item as a result of a specific outcome from the Company’s performance to achieve the milestone; 2) relates solely to past performance; and 3) is reasonable relative to all of the deliverables and payment terms, including other potential milestone consideration, within the arrangement.
Amounts received prior to satisfying all revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets.
The Company’s deferred revenue includes non-refundable upfront payments received under certain licensing and collaboration arrangements that contain substantive prospective performance obligations that the Company is providing over respective defined service or estimated relationship periods. Such non-refundable upfront payments are recognized as revenue over these defined service or estimated relationship periods. The Company received non-refundable upfront payments under research services agreements supported by the Services Business of $313, $1,500 and $500 in August 2012, August 2013 and January 2014, respectively, which are recognized as revenue over periods of six months, 70 months and 48 months, respectively. The Company recognized revenue in discontinued operations from these upfront payments of $96 and $93 for the three months ended March 31, 2015 and 2014, respectively.
Collaboration Arrangements
The Company assesses its contractual arrangements, and presents costs incurred and payments received under contractual arrangements, in accordance with FASB ASC 808, Collaborative Arrangements (Topic 808), when the Company determines that the contractual arrangement incudes a joint operating activity, has active participation by both parties, and both parties are subject to significant risks and rewards under the arrangement. When reimbursement payments are due to the Company under a collaborative arrangement within the scope of Topic 808, the Company determines the appropriate classification for each specific reimbursement payment in the statements of operations by considering (i) the nature of the arrangement, (ii) the nature of the Company’s business operations, and (iii) the contractual terms of the arrangement.
The Company's August 2013 development, license, and supply agreement with R-Pharm, CJSC (“R-Pharm”), combined with the supplemental arrangement in November 2014, is a collaborative arrangement pursuant to Topic 808 and the Company’s previously described accounting policy. The reimbursements due from R-Pharm for specified research and development costs incurred by the Company are classified as a reduction to research and development expense in the accompanying statements of operations. The reimbursements due to the Company are recorded as a reduction of expense when (i) the reimbursable expenses have been incurred by the Company, (ii) persuasive evidence of a cost reimbursement arrangement exists, (iii) reimbursable costs are fixed or determinable, and (iv) the collection of the reimbursement payment is reasonably assured. The Company recorded receivables for unpaid reimbursement amounts due from R-Pharm of $420 and $226 as of March 31, 2015 and December 31, 2014, respectively, which are presented as other current assets in the accompanying balance sheets.
Research and Development
Major components of research and development costs include clinical trial activities and services, including related drug formulation, manufacturing, and other development, preclinical studies, cash compensation, stock-based compensation, fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf, materials and supplies, legal services, and regulatory compliance.
The Company is required to estimate its expenses resulting from its obligations under contracts with clinical research organizations, clinical site agreements, vendors, and consultants in connection with conducting SCY-078 clinical trials and preclinical development. The financial terms of these contracts are subject to negotiations which vary from contract to contract, and may result in payment flows that do not match the periods over which materials or services are provided to the Company under such contracts. The Company’s objective is to reflect the appropriate development and trial expenses in its financial statements by matching those expenses with the period in which the services and efforts are expended. For clinical trials, the Company accounts for these expenses according to the progress of the trial as measured by actual hours expended by CRO personnel, investigator performance or completion of specific tasks, patient progression, or timing of various aspects of the trial. For preclinical development services performed by outside service providers, the Company determines accrual estimates through financial models, taking into account development progress data received from outside service providers and discussions with applicable Company and service provider personnel.
Reimbursements of certain research and development costs by parties under collaborative arrangements have been recorded as a reduction of research and development expense presented within the statement of operations. Such reimbursements were recognized under the collaboration arrangement with R-Pharm during the quarter ended March 31, 2015. Information about the Company’s research and development expenses and reimbursements due under collaboration arrangements for the three months ended March 31, 2015 and 2014, is presented as follows:

	Three Months Ended March 31,
	2015	2014
Research and development expense, gross	$3,981	$1,320
Less: Reimbursement of research and development expense	194	—
Research and development expense, net of reimbursements	$3,787	$1,320

Income Taxes
The Company provides for deferred income taxes under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that the Company believes is more likely than not to be realized. The Company recognizes uncertain tax positions when the positions will be more likely than not sustained based solely upon the technical merits of the positions.
The Company applies intraperiod tax allocation guidance pursuant to FASB ASC 740, Income Taxes (Topic 740) to allocate income tax (expense) benefit between pre-tax income (loss) from continuing operations and discontinued operations. For periods in which the Company reports pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, the Company presents income from discontinued operations net of income tax expense attributable to its discontinued operations using the estimated annual effective tax rate of the Services Business. The Company also recognizes a corresponding income tax benefit on its loss from continuing operations for the same affected period.
Effect of Recent Accounting Pronouncements
In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08. Under ASU 2014-08, only disposals representing a strategic shift in operations that have a major effect on the Company’s operations and financial results should be presented as discontinued operations. Additionally, ASU 2014-08 requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The amendments in ASU 2014-08 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The Company adopted this guidance in the first quarter of 2015 and has applied it for presentation and disclosure of the Services Business as discontinued operations (see Note 13). The Company will also apply, as applicable, the guidance to future dispositions or classifications as held for sale.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, which is effective for the Company for the year ending December 31, 2017. The FASB has proposed a delay in the effective date of the accounting standards update to fiscal years and interim periods within those years beginning on or after December 15, 2017, which is pending approval. The Company is currently evaluating the impact that the implementation of ASU 2014-09 will have on the Company’s financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Earlier adoption is permitted. The Company is not early adopting ASU 2014-15. The Company is currently evaluating the impact that the implementation of ASU 2014-15 will have on the Company’s financial statements, and the actual impact will be dependent upon the Company’s liquidity and the nature or significance of future events or conditions that exist upon adopting the updated standard.
In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, or ASU 2015-01. ASU 2015-01 eliminates from GAAP the concept of extraordinary items. ASU 2015-01 is effective for fiscal years and interim periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect that the adoption of ASU 2015-01 will have a material impact on its financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. Under ASU 2015-03, the costs of issuing debt will no longer be recorded as an intangible asset, except when incurred before receipt of the funding from the associated debt liability. Rather, debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. The costs will continue to be amortized to interest expense using the effective interest method. ASU 2015-03 is effective for fiscal years and interim periods beginning after December 15, 2015, with early adoption permitted. ASU 2015-03 requires retrospective application to all prior periods presented in the financial statements. The Company does not expect that the adoption of ASU 2015-03 will have a material any impact on its financial statements.
In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement”, or ASU 2015-05. ASU 2015-05 provides guidance to entities about whether a cloud computing arrangement includes a software license. Under ASU 2015-05, if a software cloud computing arrangement contains a software license, entities should account for the license element of the arrangement in a manner consistent with the acquisition of other software licenses. If the arrangement does not contain a software license, entities should account for the arrangement as a service contract. ASU 2015-05 also removes the requirement to analogize to ASC 840-10, to determine the asset acquired in a software licensing arrangement. For public companies, ASU 2015-05 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. The Company does not expect that the adoption of ASU 2015-05 will have a material impact on its financial statements.

3.	Property and Equipment
Property and equipment consists of the following:

	March 31, 2015	December 31, 2014
Equipment	$8,698	$8,552
Furniture and fixtures	375	375
Leasehold improvements	13,209	13,193
Total property and equipment	22,282	22,120
Less accumulated depreciation	17,608	17,285
Property and equipment, net of accumulated depreciation	4,674	4,835
Property and equipment reclassified to assets of discontinued operations, net	4,674	4,835
Property and equipment, net of assets of discontinued operations	$—	$—
Depreciation expense was $323 and $308 for the three months ended March 31, 2015 and 2014, respectively, with $282 and $282 included in income (loss) from discontinued operations, respectively.

4.	Debt Obligations
Credit Facility Agreement
In April 2010, the Company entered into a $15,000 credit facility agreement with HSBC Bank (the “2010 Credit Agreement”). The agreement comprised a $5,000 term loan and a $10,000 revolving credit facility. Borrowings under the 2010 Credit Agreement carried interest at a rate of London InterBank Offered Rate plus 0.95% per annum. The 2010 Credit Agreement required interest-only payments through March 2013 and was guaranteed by a related party that has an investment in the Company. All outstanding borrowings under the agreement were originally due on March 11, 2013. The 2010 Credit Agreement contained no financial covenants.
On March 8, 2013, the Company entered into an agreement to amend the 2010 Credit Agreement with HSBC Bank (the “2013 Credit Agreement”). The 2013 Credit Agreement required interest-only payments through December 2014 when all outstanding borrowings were due. Other significant terms of the 2010 Credit Agreement remained the same, which included the guarantee made by a related party that has an investment in the Company. The 2013 Credit Agreement represented a new loan, and the Company determined the value of the extended guarantee under the 2013 Credit Agreement to be $3,930, which was amortized over the term of the 2013 Credit Agreement.
Pursuant to an addendum dated April 29, 2014, upon completion of the IPO on May 7, 2014, the entire outstanding balance of the 2013 Credit Agreement, amounting to $15,000 plus accrued interest, was paid in full using the proceeds from the IPO. The payment on May 7, 2014, released the related party guarantor from all obligations, under and in relation to the 2013 Credit Agreement. The Company recorded a loss on the extinguishment of debt of $1,389 in the three month period ended June 30, 2014, as the remaining deferred financing costs associated with the 2013 Credit Agreement were written off. The Company had no outstanding debt as of March 31, 2015 and as of December 31, 2014.
Amortization of deferred financing costs associated with the 2010 Credit Agreement and 2013 Credit Agreement was $0 and $536 for the three months ended March 31, 2015 and 2014, respectively.
Note and Warrant Purchase Agreements
In December 2011, the Company executed a Note and Warrant Purchase Agreement (the “December 2011 Note and Warrant Agreement”) to issue convertible notes in an aggregate amount not to exceed $15,000. In 2011 and 2012, under the December 2011 Note and Warrant Agreement, the Company issued convertible notes (the “2011-2012 Notes”) with a total principal amount of $11,444 to related parties that held investments in the Company. The 2011-2012 Notes included warrants to purchase 26,000 shares of the Company’s common stock at $0.20 per share. The 2011-2012 Notes were convertible into shares of the Company’s stock under various methods as stipulated in the agreement.

In June 2013, the Company executed another Note and Warrant Purchase Agreement (the “June 2013 Note and Warrant Agreement”) with certain existing lenders. Under the June 2013 Note and Warrant Agreement, the lenders agreed to loan to the Company up to $1,500 in exchange for convertible notes (the “June 2013 Notes”). The Company issued June 2013 Notes for an aggregate amount of $899. In addition, the Company agreed to issue warrants to purchase shares of the Company’s common stock upon the request of a majority of the noteholders. The June 2013 Notes were convertible into shares of the Company’s stock using methods described in the agreement. In addition, the June 2013 Notes included conversion of the entire outstanding principal and interest balance into equity securities upon the closing of any equity financing at the option of the noteholders.
On December 11, 2013, the noteholders elected to convert the June 2013 Notes into shares of Series D-2 convertible preferred stock. Also on December 11, 2013, the noteholders elected to convert the 2011-2012 Notes into shares of Series D-1 and Series D-2 convertible preferred stock. There was no outstanding principal or accrued interest associated with the 2011-2012 Notes and June 2013 Notes as of December 31, 2014 or as of March 31, 2015.

5.	Commitments and Contingencies
Leases
During the first quarter of 2015, the Company leased its Durham, North Carolina facility and certain office equipment under long-term non-cancelable operating leases. The Company’s lease for its primary North Carolina facility was due to expire in 2019. The lease agreement included a renewal option to extend the lease through March 31, 2024.
Rent expense was approximately $218 and $231 for the three months ended March 31, 2015 and 2014, respectively, including $178 and $200 presented in discontinued operations in the accompanying statements of operations for the three months ended March 31, 2015 and 2014, respectively. Future minimum lease payments for all operating leases as of March 31, 2015 are as follows:

2015 (remaining 9 months)	$826
2016	1,122
2017	1,140
2018	1,161
2019	291
Thereafter	—
Total	$4,540
As a condition to the execution of the Agreement, Accuratus assumed the Company’s post-closing obligation under its facility lease in Durham, North Carolina and the Company is being released from any post-closing liability under the facility operating lease (see Note 14), including the future minimum lease payments included within the table immediately above. The Company and its retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license agreement between the Company and Accuratus dated July 17, 2015. The Company has relocated its corporate headquarters and operating activities to Jersey City, New Jersey, where in July 2015 it subleased a premises located at 101 Hudson Street, Jersey City, New Jersey. The material terms of the Jersey City, New Jersey sublease are described in Note 14.
License Arrangement with Potential Future Expenditures
As of March 31, 2015, the Company had a license arrangement with Merck Sharp & Dohme Corp., or Merck, that involves potential future expenditures. Under the license arrangement, the Company exclusively licensed from Merck its rights to SCY-078 in the field of human health. SCY-078 is the Company's lead product candidate. Pursuant to the terms of the license agreement, Merck is eligible to receive milestone payments from the Company that could total $19,000 upon occurrence of specific events, including initiation of a phase 3 clinical study, new drug application, and marketing approvals in each of the U.S., major European markets and Japan. In addition, Merck is eligible to receive tiered royalties from the Company based on a percentage of worldwide net sales of SCY-078. The aggregate royalties are mid- to high-single digits.
In December 2014, the Company and Merck entered into an amendment to the license agreement that defers the remittance of a milestone payment due to Merck, such that no amount will be due upon initiation of the first phase 2 clinical trial of a product containing the SCY-078 compound (the "Deferred Milestone"). The amendment also increases, in an amount equal to the Deferred Milestone, the milestone payment that will be due upon initiation of the first Phase 3 clinical trial of a product containing the SCY-078 compound. Except as described above, all other terms and provisions of the license agreement remain in full force and effect.
The Company has two additional licensing agreements for other compounds that could require it to make payments of up to $2,300 upon achievement of certain milestones by the Company.
Clinical Development Arrangement
In June 2014, the Company entered into an agreement with a third-party clinical research organization to conduct a Phase 2 clinical trial for SCY-078. The scope of the services under the agreement can be modified at any time, and the agreement can be terminated by either party 30 days after receipt of written notice.
Other Arrangements
The Company entered into an agreement with a third party firm to assist the Company in exploring the divestiture of its Services Business (see Note 13). Pursuant to the terms of the agreement, in the event that the Company was able to complete a divestiture of its Services Business to a third-party, the Company was obligated to pay a success fee to the third party firm for the greater of $500 or 4% of the transaction consideration. As described in Note 13, the Company completed the sale of the Services Business pursuant to the Agreement, with an effective date of July 17, 2015.
In May 2015, the Company's board of directors approved, and the Company communicated, the material terms of a compensatory plan (the "Compensatory Plan") for the non-executive employees of its Service Business. The compensatory plan is designed to promote the retention of services of such non-executive employees in connection with the potential sale of the Service Business. The Company's obligations under the Compensatory Plan were contingent upon the successful closing of the sale of the Services Business. The material terms of the Compensatory Plan are described in Note 14, Subsequent Events, below.

6.	Convertible Preferred Stock
The Company issued multiple series of convertible preferred stock between 2000 and January 2014. In March 2014, the Company amended its amended and restated certificate of incorporation to require the automatic conversion of all series of convertible preferred stock into common stock upon the completion of a public offering of common stock with gross proceeds of at least $20,000. In May 2014, upon completion of the IPO, all outstanding shares of convertible preferred stock were converted into an aggregate of 1,691,884 shares of common stock at their respective conversion prices.
Warrants Associated with Preferred Stock Issuances
In July 2006, the Company issued warrants to purchase 196,923 shares of Series C-1 Convertible Preferred Stock, which converted into the right to purchase 14,033 shares of our common stock in connection with our IPO, however, we refer to these warrants as our Series C-1 Preferred warrants. The Series C-1 Preferred warrants were issued conjunction with a loan financing agreement with an original exercise price of $3.25 per share of Series C-1 Preferred, which converted into an exercise price of $45.61 per share of common stock in connection with our IPO. These warrants remain outstanding as of March 31, 2015 and will expire on July 14, 2016. The fair value at the date of grant for these instruments was $459, which was recorded as a debt discount. The debt discount related to these warrants was fully amortized as of December 31, 2010. The Company determined that the warrants should be recorded as a derivative liability and stated at fair value at each reporting period. The Company recorded other income associated with the fair value adjustment for these warrants of $0 and $37 for three months ended March 31, 2015 and March 31, 2014, respectively.
On December 11, 2013, the Company entered into an agreement to sell 1,785,712 shares of Series D-2 Convertible Preferred Stock ("Series D-2 Preferred") at $1.40 per share for an aggregate price of $2,500 (the “Series D-2 Purchase Agreement”), less issuance costs of $95. The Series D-2 Purchase Agreement included warrants to purchase 87,532 shares of the Company’s common stock at $0.20 per share. The fair value of the warrants on the date of issuance was $4,214, which was recorded as a discount to the Series D-2 Preferred. The fair value of the warrants was $1,714 above the face amount of the Series D-2 Preferred and this excess was expensed to derivative fair value adjustment at issuance. As described in Note 7, the warrants were classified as a derivative liability and were stated at fair value at each reporting period end date prior to being exercised in May 2014 in conjunction with the Company’s IPO.
On January 31, 2014, the Company sold 388,641 shares of Series D-2 Preferred to related parties under the Series D-2 Purchase Agreement at $1.40 per share, for an aggregate price of $544. The sale also included warrants to purchase 19,048 shares of the Company’s common stock at $0.20 per share. The fair value of the warrants on the date of issuance was $906. The fair value of the warrants was $362 above the face amount of the Series D-2 Preferred and this excess was expensed to derivative fair value adjustment at issuance. As described in Note 7, the warrants were classified as a derivative liability and were stated at fair value at each reporting period end date prior to being exercised in May 2014 in conjunction with the Company’s IPO.

7.	Common Stock
Authorized, Issued, and Outstanding Common Shares
The Company’s common stock has a par value of $0.001 per share and consists of 125,000,000 authorized shares at March 31, 2015, and December 31, 2014; 8,527,210 and 8,512,103 shares were issued and outstanding at March 31, 2015, and December 31, 2014, respectively. The following table summarizes common stock share activity for the three months ended March 31, 2015:

Shares of Common Stock
Balance, December 31, 2014	8,512,103
Common stock issued through employee stock purchase plan	15,107
Balance, March 31, 2015	8,527,210
Shares Reserved for Future Issuance
The Company had reserved shares of common stock for future issuance as follows:

	March 31, 2015	December 31, 2014
Outstanding stock options	575,416	615,322
Outstanding Series C-1 Preferred warrants	14,033	14,033
For possible future issuance under 2014 Equity Incentive Plan (Note 8)	561,000	180,610
For possible future issuance under Employee Stock Purchase Plan (Note 8)	52,050	37,746
For possible future issuance under 2015 Inducement Plan (Note 8)	450,000	—
Total common shares reserved for future issuance	1,652,499	847,711
Common Stock Warrants
The Company had outstanding common stock warrants issued in connection with the Note and Warrant Purchase Agreements (Note 4) and in connection with certain convertible preferred stock agreements (Note 6).
The December 2011 Note and Warrant Purchase Agreement included warrants to purchase 26,000 shares of the Company’s common stock at $0.20 per share. The warrants could be exercised for shares of common stock, in accordance with their terms. The number of shares of common stock that could be purchased by exercising the warrants would vary based on the event that occurred and would be calculated in accordance with the December 2011 Note and Warrant Purchase Agreements (Note 4).
On December 11, 2013, holders of the June 2013 Notes exercised their rights under the June 2013 Note and Warrant Agreement to receive warrants to purchase shares of the Company’s common stock. As a result of this exercise, the Company issued warrants to purchase 88,987 shares of the Company’s common stock to the holders of the June 2013 Notes at an exercise price of $0.20 per share. These warrants were exercisable until June 28, 2018, and were exercised in connection with the IPO.
On December 11, 2013, in connection with the Series D-2 Convertible Preferred Stock offering, the Company issued warrants to purchase 87,532 shares of the Company’s common stock at an exercise price of $0.20 per share. These warrants were exercisable until December 11, 2018, and were exercised in connection with the IPO. In addition, as a result of the conversion of the principal and interest outstanding on the 2011-2012 Notes into Series D-1 Preferred and Series D-2 Preferred (Note 4), in accordance with the amended terms of the agreement, the number of common shares underlying the warrants issued in connection with the 2011-2012 Notes was increased by 54,120 to a total of 80,120.
In connection with the consummation of the IPO in May 2014, the outstanding common stock warrants were exercised at an exercise price of $0.20 per share and the holders received 275,687 shares of common stock.

All previously described warrants met the definition of a derivative financial instrument and were accounted for as derivatives. The warrants were stated at fair value at each reporting period end date prior to being exercised in May 2014 in conjunction with the Company’s IPO. The combined fair value of the common stock warrant derivative liabilities, including warrants issued with the sale of Series D-2 Preferred, was $12,200 as of December 31, 2013, and then decreased to $9,998 as of March 31, 2014. The combined fair value of the common stock warrant derivative liabilities continued to decrease in the second quarter of 2014 to $2,701 as of May 2, 2014, and this amount was settled to additional paid in capital on that date as the warrants were exercised in conjunction with the Company's IPO. The fair value adjustment of the long-term derivative liability was recorded as other income in the amounts of $0 and $3,108 for the three months ended March 31, 2015 and March 31, 2014, respectively.

8.	Stock-based Compensation
2009 Stock Option Plan
The Company had a share-based compensation plan (the “2009 Stock Option Plan”) under which the Company granted options to purchase shares of common stock to employees, directors, and consultants as either incentive stock options or nonqualified stock options. Incentive stock options could be granted with exercise prices not less than 100% to 110% of the fair market value of the common stock. Options granted under the plan generally vest over three to four years and expire in 10 years from the date of grant.
2014 Equity Incentive Plan
In February 2014, the Company’s board of directors adopted the 2014 Equity Incentive Plan, or the 2014 Plan, which was subsequently ratified by its stockholders and became effective on May 2, 2014 (the “Effective Date”). The 2014 Plan is the successor to and continuation of the 2009 Stock Option Plan. As of the Effective Date, no additional awards will be granted under the 2009 Stock Option Plan, but all stock awards granted under the 2009 Stock Option Plan prior to the Effective Date will remain subject to the terms of the 2009 Stock Option Plan. All awards granted on and after the Effective Date will be subject to the terms of the 2014 Plan. The 2014 Plan provides for the grant of the following awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards, and (vi) other stock awards. Employees, directors, and consultants are eligible to receive awards.
Under the 2014 Plan, the aggregate number of shares of common stock that could be issued from and after the Effective Date (the “share reserve”) could not exceed the sum of (i) 257,352 new shares, (ii) the shares that represented the 2009 Stock Option Plan’s available reserve on the Effective Date, and (iii) any returning shares from the 2009 Stock Option Plan. Under the 2014 Plan, the share reserve will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2015, and ending on January 1, 2024, in an amount equal to 4.0% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year. The Company's board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve or that the increase will be a lesser number of shares than would otherwise occur.
On June 18, 2014, the Company’s board of directors and Compensation Committee approved an amendment of the 2014 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company’s common stock that may be issued under the 2014 Plan by an additional 351,653 shares. All other material terms of the 2014 Plan remained unchanged. The Company’s stockholders approved the 2014 Plan amendment on September 11, 2014.
Pursuant to the terms of the 2014 Plan, on January 1, 2015, the Company automatically added 340,484 shares to the total number of shares of common stock available for future issuance under the 2014 Plan. In connection with the resignation of the Company's Chief Medical Officer, Dr. Carole Sable, effective as of February 20, 2015, the Company returned 57,452 shares to the total number shares of common stock available for future issuance under the 2014 Plan. The returned shares represent Dr. Sable's unvested shares as of the effective date of her resignation.
On February 25, 2015, the Company's board of directors approved an amendment of the 2014 Plan, subject to stockholder approval at the Company's 2015 annual meeting of stockholders to be held on June 4, 2015, to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.
As of March 31, 2015, there were 561,000 shares of common stock available for future issuance under the 2014 Plan. See Note 14 for certain events occurring after March 31, 2015, that affected the number of shares of common stock available for future issuance under the 2014 Plan.

2015 Inducement Plan
On March 26, 2015, the Company's board of directors adopted the 2015 Inducement Plan, or the 2015 Plan. The 2015 Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of equity compensation (collectively, stock awards), all of which may be granted to persons not previously employees or directors of the Company, or following a bona fide period of non-employment, as an inducement material to the individuals’ entering into employment with the Company within the meaning of NASDAQ Listing Rule 5635(c)(4). The 2015 Plan has a share reserve covering 450,000 shares of common stock. No awards had been granted under the 2015 Plan as of March 31, 2015.
2014 Employee Stock Purchase Plan
In February 2014, the Company’s board of directors adopted the 2014 Employee Stock Purchase Plan (“ESPP”), which was subsequently ratified by the Company’s stockholders and became effective on May 2, 2014. The purpose of the ESPP is to provide means by which eligible employees of the Company and of certain designated related corporations may be given an opportunity to purchase shares of the Company’s common stock, and to seek and retain services of new and existing employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. Common stock that may be issued under the ESPP will not exceed 47,794 shares, plus the number of shares of common stock that are automatically added on January 1st of each year for a period of ten years, commencing on January 1, 2015, and ending on January 1, 2024, in an amount equal to the lesser of (i) 0.8% of the total number of shares of outstanding common stock on December 31 of the preceding calendar year, and (ii) 29,411 shares of common stock. Similar to the 2014 Plan, the Company's board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve or that the increase will be a lesser number of shares than would otherwise occur. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
In the quarterly period ended March 31, 2015, the number of shares of common stock available for issuance under the ESPP was automatically increased by 29,411 shares pursuant to the terms of the ESPP and the Company issued 15,107 shares of common stock under the ESPP. As of March 31, 2015, there were 52,050 shares of common stock available for future issuance under the ESPP.
Compensation Cost
The compensation cost that has been charged against income for stock awards under the 2009 Stock Option Plan, the 2014 Plan, and the ESPP was $296 and $110, including $33 and $13 presented in discontinued operations in the accompanying statements of operations, for the three months ended March 31, 2015 and 2014, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements was $0 for the three months ended March 31, 2015 and 2014. Cash received from options exercised was $0 and $5 for the three months ended March 31, 2015 and 2014.
Stock-based compensation expense related to stock options is included in the following line items in the accompanying statements of operations:

	Three Months Ended March 31,
	2015	2014
Research and development	$52	$62
Selling, general and administrative	211	35
Discontinued operations (within cost of revenue, see Note 13)	33	13
Total	$296	$110

9.	Income Taxes
The Company applies intraperiod tax allocation guidance pursuant to FASB ASC 740, Income Taxes (Topic 740) to allocate income tax (expense) benefit between pre-tax income (loss) from continuing operations and discontinued operations. For periods in which the Company reports pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, the Company presents income from discontinued operations net of income tax expense attributable to its discontinued operations using the estimated annual effective tax rate of the Services Business. The Company also recognizes a corresponding income tax benefit on its loss from continuing operations for the same affected period. The Company did not record a federal or state income tax benefit for the three months ended March 31, 2015 after applying the intraperiod tax allocation policy described above. The Company recorded an income tax benefit for the three months ended March 31, 2014 after applying the intraperiod tax allocation policy described above.

10.	Net Loss Per Share
The Company uses the two-class method to compute net loss per share because the Company has issued securities, other than common stock, that contractually entitle the holders to participate in dividends and earnings of the Company. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings. Holders of each series of the Company’s convertible preferred stock were entitled to participate in dividends, when and if declared by the Company's board of directors, that were made to common stockholders, and as a result were considered participating securities.
Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding, plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, the Company analyzes the potential dilutive effect of the outstanding participating securities when calculating diluted earnings per share. Under the “treasury stock” method, it is assumed that the warrants and options were exercised at the beginning of the period and that the funds obtained from the exercise were used to reacquire the Company’s common stock at the average market price for the period and includes those securities when they are dilutive. Under the “if-converted” method, it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. The Company reports the more dilutive of the approaches as its diluted net income or net loss per share during the period.

The following table summarizes the computation of basic and diluted net loss per share attributable to the Company’s common stockholders:

	Three Months Ended March 31,
	2015	2014
Income (loss) attributable to common stock - basic:
Loss from continuing operations	$(5,931)	$45
Deemed dividend for beneficial conversion feature on Series D-2 Preferred	—	(909)
Deemed dividend for antidilution adjustments to convertible preferred stock	—	(214)
Accretion of convertible preferred stock	—	(510)
Loss from continuing operations attributable to common stock - basic	(5,931)	(1,588)
Income (loss) from discontinued operations, net of income tax expense, attributable to common stock - basic	(453)	367
Net loss attributable to common stock - basic	$(6,384)	$(1,221)

Income (loss) attributable to common stock - diluted:
Loss from continuing operations attributable to common stock - basic	$(5,931)	$(1,588)
Derivative fair value adjustment	—	(2,783)
Loss from continuing operations attributable to common stock - diluted	(5,931)	(4,371)
Income (loss) from discontinued operations, net of income tax expense, attributable to common stock - diluted	(453)	367
Net loss attributable to common stock - diluted	$(6,384)	$(4,004)

Weighted-average common shares outstanding:
Weighted-average common shares outstanding - basic	8,516,467	334,086
Allocation of common stock warrants as participating securities	—	274,988
Weighted-average common shares outstanding - diluted	8,516,467	609,074

Income (loss) per share - basic:
Continuing operations	$(0.70)	$(4.75)
Discontinued operations	(0.05)	1.10
Net loss per share - basic	$(0.75)	$(3.65)
Income (loss) per share - diluted:
Continuing operations	$(0.70)	$(7.17)
Discontinued operations	(0.05)	0.60
Net loss per share - diluted	$(0.75)	$(6.57)

The following securities, presented on a common stock equivalent basis, have been excluded from the calculation of weighted average common shares outstanding because their effect is anti-dilutive.

	Three Months Ended March 31,
	2015	2014
Convertible preferred stock:
Series A Preferred	—	6,149
Series B Preferred	—	131,685
Series C Preferred	—	783,515
Series C-2 Preferred	—	173,213
Series D-1 Preferred	—	296,773
Series D-2 Preferred	—	300,549
Series C-1 Preferred warrants	14,033	14,033
Stock options	575,416	184,240
ESPP	40,334	—

11.	Related-Party Transactions
The Company had transactions with related parties as follows:

	Three Months Ended March 31,
	2015	2014
Revenue	$987	$1,822
Sanofi owns 100% of a subsidiary that is a customer of the Company's Services Business, which is presented in discontinued operations in the accompanying statements of operations (see Note 13). Both Sanofi and the subsidiary have an investment in the Company. The Company’s related-party revenue with the subsidiary composed 31% and 39% of total revenue included in discontinued operations for the three months ended March 31, 2015 and 2014, respectively.

12.	Fair Value Measurements
The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, unbilled services, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their respective fair values due to the short-term nature of such instruments.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made.
As of March 31, 2015, and December 31, 2014, there were no assets or liabilities measured at fair value on a recurring basis.
The Company’s derivative liabilities were the only balance sheet amounts that were measured at fair value on a recurring basis. The fair value of these warrant derivatives was based on a valuation of the Company’s common stock. In order to determine the fair value of the Company’s common stock, the Company used a probability-weighted expected return method, or PWERM. Significant inputs for the PWERM included an estimate of the Company’s equity value, a weighted average cost of capital and an estimated probability and timing for each valuation scenario.

A reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

Three Months Ended
March 31, 2014
Balance at beginning of period	$12,237
Issuance of warrants	544
Excess of fair value of warrants over proceeds	362
Adjustment to fair value	(3,145)
Balance at end of period	$9,998
The fair value of the common stock warrant derivative liabilities decreased from the March 31, 2014 balance presented in the table above during the second quarter of 2014, to $2,701 as of May 2, 2014. The May 2, 2014 balance was then settled to additional paid in capital on that date as the common stock warrants were exercised in conjunction with the IPO.

13.	Discontinued Operations
As part of the Company's strategic objective to focus its resources on the development of SCY-078, the Company's board of directors directed the Company's management to explore the divestiture of the Services Business in order to simplify the Company's business model and to allow the Company's Chief Executive Officer to focus on the execution of the Company's strategic objectives. The Company engaged a third-party firm to assist in the evaluation of several divestiture options (i.e., a third-party sale, spin-off, management buy-out or shut-down process). The Company did not meet the relevant criteria for reporting the service business as held for sale as of March 31, 2015, pursuant to FASB Topic 205-20, Presentation of Financial Statements--Discontinued Operations, and FASB Topic 360, Property, Plant, and Equipment.
On May 4, 2015, the Company's board of directors completed its evaluation of the various divestiture options and directed management to pursue a plan to sell the Service Business to Accuratus, representing a strategic shift in the Company's operations. On this date, the Company met the relevant criteria for and began reporting the Services Business as held for sale and in discontinued operations. Accordingly, the accompanying financial statements have been retrospectively recast to reflect the Services Business in discontinued operations.
On July 21, 2015, the Company completed the sale of the Services Business to Accuratus pursuant to the Agreement, with an effective date of July 17, 2015 (see Note 14).
As a condition to the execution of the Agreement, Accuratus assumed the Company’s post-closing obligation under its facility lease in Durham, North Carolina (see Note 5). The Company and its retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license agreement. In addition, under a Transition Services Agreement, Accuratus will provide accounting, IT, payroll, personnel and human resources support, and equity compensation plan administration support services to the Company at rates ranging from one hundred to two hundred dollars per hour for a period of time not to extend beyond December 31, 2015.
The Company and Accuratus also entered into a Commitment to Services Agreement (the "Services Agreement") pursuant to which Accuratus will provide the Company with certain contract research and development services for 18 months (the "Initial Term") following the closing of the sale of the Services Business for a minimum purchase obligation of at least $3,300 due from the Company over the Initial Term of the Services Agreement. The purpose of the Services Agreement is to replace services that were previously provided internally by employees of the Company prior to the sale of the Services Business. The employees performing these services became employees of Accuratus in connection with this sale transaction.

The following table presents a reconciliation of the carrying amounts of assets and liabilities of the Services Business to the amounts presented net in the accompanying balance sheets:

	March 31, 2015	December 31, 2014
Carrying amounts of assets included as part of discontinued operations:
Accounts and unbilled receivables, net	$1,053	$1,501
Prepaid expenses and other current assets	258	289
Property and equipment, net	4,674	4,835
Other assets	64	76
Assets of discontinued operations, net	$6,049	$6,701

Carrying amounts of liabilities included as part of discontinued operations:
Accounts payable and accrued expenses	$689	$681
Deferred revenue	445	445
Deferred rent	1,237	1,294
Liabilities related to assets of discontinued operations	$2,371	$2,420

The following table presents revenue, (expenses), gains, and (losses) attributable to discontinued operations:

	Three Months Ended March 31,
	2015	2014
Major line items constituting income (loss) of discontinued operations:
Total revenue	$3,232	$4,640
Cost of revenue	(3,231)	(3,960)
Research and development	(431)	—
Selling, general and administrative	(23)	—
Income tax expense	—	(313)
Income (loss) from discontinued operations, net	$(453)	$367
The following table presents depreciation, capital expenditures, and significant operating and investing non-cash items related to the discontinued operations:

	Three Months Ended March 31,
	2015	2014
Depreciation expense	$282	$282
Purchases of property and equipment	$(171)	$(74)
Stock-based compensation	$33	$13
Changes in deferred rent	$(57)	$(15)
Equipment purchases in accounts payable and accrued expenses	$25	$204

14.	Subsequent Events
The Company evaluated subsequent events through May 15, 2015, the date on which the March 31, 2015 financial statements were originally issued. There are no significant events that require disclosure in these financial statements, except as follows:
April 2015 Stock Option Grants
On April 1, 2015, the Company granted options to purchase 425,967 shares of common stock to officers and other key employees, including an award to Dr. Marco Taglietti, the Company's new Chief Executive Officer, to purchase 330,000 shares of the Company's common stock. All options granted on April 1, 2015, shall have a 10-year term. For Dr. Taglietti's grant, one-fourth of the shares subject to the option shall vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Taglietti continues to provide service to the Company. For all other April 1, 2015 officer and key employee grants, the shares subject to the options shall vest in equal monthly installments for 48 months as measured from the date of grant.
April 2015 Follow-on Public Offering
On April 28, 2015, the Company completed a follow-on public offering of its common stock. The Company sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds were approximately $37,754, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $3,646.
Compensatory Plan with Service Business Employees
In connection with the Company's planned sale of its service business (see Note 13), the Company designed a compensatory plan to promote the retention of services of non-executive employees supporting the service business. The Company's board of directors adopted, and the Company communicated, the material terms of the plan in May 2015 to all non-executive employees of the service business. The Company's obligations under the compensatory plan are contingent upon the successful closing of the potential sale of the service business. The compensatory plan terms provide for certain cash compensation payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees, as more completely described below.
Certain non-executive service business employees will receive a cash incentive payment upon the closing of the potential sale transaction (the "Services Business Plan"). All non-executive employees of the service business will be eligible to receive a cash retention compensation payment from the Company on the earlier of (i) the six month anniversary of the closing of the potential sale transaction, provided that they remain employed by the successor of the service business as of such date, or (ii) the date of termination of such employee by the successor of the service business without good cause. Maximum cash compensation payments could total approximately $1,300 under the compensatory plan, if all service business employees remain eligible pursuant to the plan's terms.
In addition, the stock options held by each non-executive employee of the service business will be modified immediately prior to the closing of the potential sale transaction to provide: (i) accelerated vesting of all unvested stock options as of the closing of the potential sale transaction and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of May 1, 2015, the non-executive employees of the service business held outstanding options to purchase 55,964 shares of the Company's common stock at a weighted average exercise price of $9.62, including unvested options to purchase 33,274 shares at a weighted average exercise price of $9.62.
Further, in the event a non-executive employee of the service business is not offered a comparable position by the potential purchaser, the Company intends to provide severance payments to such employees, which are not currently estimable.
Compensatory Arrangement with Executive Officer
On May 12, 2015, Charles F. Osborne, Jr., notified the Company that he will be resigning from the Company, including in his capacity as Chief Financial Officer, effective June 30, 2015. The Company's compensation committee of the board of directors approved a compensatory arrangement for Mr. Osborne that provides for certain payments and benefits, including (i) a cash payment of approximately $138,000 upon the effective date of his resignation; (ii) cash severance payments totaling approximately $179,000, which is equal to seven months of Mr. Osborne's current base salary, paid over seven months commencing with the first payroll period following the resignation date; (iii) payment of the COBRA premiums for continued medical, dental, and vision group health coverage for a period up to seven months after the resignation date; and (iv) the vesting and exercisability of all outstanding options to purchase the Company's common stock held by Mr. Osborne will be accelerated in full on the effective date of resignation and the post-employment option exercise period will be extended from

90-days to 36 months. As of June 30, 2015, Mr. Osborne will hold outstanding options to purchase an aggregate of 74,490 shares of the Company's common stock at a weighted average exercise price of $9.53, including unvested options to purchase 50,814 shares at a weighted average exercise price of $9.49.

The Company updated its evaluation of subsequent events through October 30, 2015, the date on which the March 31, 2015, financial statements were reissued. There are no additional significant events that require disclosure in these interim financial statements, except as follows:
2014 Equity Incentive Plan Activity
The Company's board of directors recently took certain actions that affected the number of outstanding stock options and options available for grant under the 2014 Equity Incentive Plan, or the 2014 Plan, as follows:

•
On June 4, 2015, the Company's stockholders approved an amendment of the 2014 Plan to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

•
On June 4, 2015, the Company granted options to purchase 125,000 shares of common stock to David Angulo, M.D., the new Chief Medical Officer, under the 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Angulo continues to provide service to the Company.

•
On October 1, 2015, the Company granted options to purchase 60,000 shares of common stock to a newly hired vice president under the 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided the vice president continues to provide service to the Company.

Compensatory Arrangement with Executive Officer
On July 21, 2015, Yves J. Ribeill, Ph.D., President and a member of the Company’s board of directors, resigned as President. Dr. Ribeill will continue to serve on the Company's board of directors. The Company and Dr. Ribeill entered into an agreement, effective July 21, 2015, for certain payments and benefits (the “Separation Agreement”), pursuant to which Dr. Ribeill will receive: (i) a cash payment of approximately $100 upon the effective date of his resignation; (ii) cash severance payments totaling approximately $900, paid over 12 months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Dr. Ribeill can use towards continuing COBRA premiums for medical, dental, and vision group health coverage after the resignation date, and (iv) the vesting and exercisability of all outstanding options held by Dr. Ribeill will be accelerated in full on the effective date of resignation, with the exception of options granted pursuant to the 1999 Plan, and the post-employment option exercise period will be extended from 90-days to 48 months. As of July 23, 2015, Dr. Ribeill held 84,613 vested options and 183,268 unvested options to purchase shares of the Company’s common stock at a weighted average exercise price of $9.61and $9.41 per share, respectively.
Sale of the Services Business
On July 21, 2015, the Company completed the sale of the Company’s Services Business pursuant to the Agreement, with an effective date of July 17, 2015, with Accuratus, a private-equity backed process chemistry, formulation, manufacturing and analytical development services provider, for an aggregate purchase price of $3,875, subject to a working capital adjustment of $824, which reduced the proceeds at closing. In addition, a portion of the consideration payable at closing equal to $500 was withheld and is subject to an escrow for a period of 12 months from the date of closing to satisfy indemnification obligations of the Company in connection with breaches of any representation and warranties and other customary obligations under the terms of the Agreement. The net cash consideration received by us upon closing in July 2015 was $2,549, after adjusting for the items described above and a nominal escrow fee.
As discussed in Note 13, the Company met the relevant criteria for reporting the Service Business as held for sale on May 4, 2015 (the "Measurement Date"), and as a result, assessed the asset group for impairment pursuant to FASB Topic 360, Property, Plant, and Equipment. The net carrying value of the Services Business asset group was compared to its fair value as of May 4, 2015. The Company determined that the selling price paid by Accuratus to acquire the Services Business asset group was the best estimate of fair value, which the Company concluded was a Level 2 input. The Company determined that the Services Business asset group's net carrying value exceeded its fair value by $572 on the Measurement Date. The Company also estimated selling costs directly attributable to the sale of the Services Business to be $778. As a result, the Company recorded a $1,350 impairment charge on property and equipment assets classified as held for sale in the quarterly period ended June 30, 2015.
As a condition to the execution of the Agreement, Accuratus is assuming the Company’s post-closing obligation under its facility lease in Durham, North Carolina (see Note 5). The Company and its retained employees will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license and a transition services agreement. In addition, under a Transition Services Agreement, Accuratus will provide accounting, IT, payroll, personnel and human resources support, and equity compensation plan administration support services to the Company at rates ranging from one hundred to two hundred dollars per hour for a period of time not to extend beyond December 31, 2015.
The Services Business Plan provided that in the event a non-executive employee of the Services Business was not offered a comparable position by Accuratus, the Company would provide severance payments to such employees. The Company terminated certain employees in June 2015 (the "June 2015 Terminated Employees") who became eligible for severance benefits totaling approximately $999 pursuant to the terms of the Services Business Plan. The Services Business Plan also provided for certain amendments to the terms of the outstanding stock option awards held by the June 2015 Terminated Employees, which are described in below.
In connection with the sale of the Services Business, each of the Company’s non-executive officer employees principally providing services to the Services Business have either accepted continued employment with Accuratus or has terminated in connection with the transaction contemplated by the Agreement. Pursuant to the Services Business Plan, as described above, the Company paid cash totaling approximately $215 to certain non-executive employees of the Services Business as an incentive payment upon the closing of the sale transaction in July 2015. In addition, all non-executive employees of the Services Business will be eligible to receive a cash retention compensation payment from the Company on the earlier of (i) the six month anniversary of the closing of the sale transaction, provided that they remain employed by Accuratus as of such date, or (ii) the date of termination of such employee by Accuratus without good cause. Maximum cash retention compensation payments could total approximately $814 under the Services Business Plan, if all service business employees remain eligible pursuant to the terms of the Services Business Plan. The Company incurred these obligations on the date of the sale of the Services Business in July 2015; therefore, the compensation expense associated with these will be recognized during the quarterly period ended September 30, 2015.
In addition, the stock options held by each non-executive employee of the Services Business were modified immediately prior to the closing of the sale transaction in July 2015 to provide: (i) accelerated vesting of all unvested stock options as of the closing of the sale transaction and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of June 30, 2015, the non-executive employees of the Services Business held outstanding options to purchase 37,517 shares of the Company's common stock at a weighted average exercise price of $9.62 per share, including unvested options to purchase 23,052 shares at a weighted average exercise price of $9.61 per share. The incremental stock compensation expense associated with these modifications will be recognized during the quarterly period ended September 30, 2015.
The Company entered into an agreement with a third party firm to assist the Company in exploring the divestiture of its Services Business. Pursuant to the terms of the agreement, in the event that the Company was able to complete a divestiture of the Services Business to a third-party, the Company was obligated to pay a success fee to the third party firm for the greater of $500 or 4% of the transaction consideration. The Company paid and expensed an initial retainer of $50 prior to the closing of the Service Business sale transaction, and then paid a $450 remaining success fee due to the third party firm in July 2015 in connection with the closing of the sale transaction.
Commitment to Services Agreement
On July 17, 2015, the Company and Accuratus also entered into the Services Agreement pursuant to which Accuratus will provide the Company with certain contract research and development services for the Initial Term following the closing of the sale of the Services Business for a minimum purchase obligation on the part of the Company of at least $3,300 over the Initial Term of the Services Agreement (see Note 13). The purpose of the Services Agreement is to replace services that were previously provided internally by employees of the Company prior to the sale of the Services Business. The employees performing these services became employees of Accuratus in connection with this sale transaction.
Compensatory Arrangement with Employees of the Company's Continuing Operations
In connection with the Company's relocation of its continuing operations to Jersey City, New Jersey, the Company designed a compensatory plan to promote the retention of services of non-executive employees supporting its continuing operations (the "Retention Plan"). The Company's board of directors adopted, and the Company communicated, the material terms of the Retention Plan prior to June 30, 2015, to all non-executive employees supporting the Company's continuing operations. The Retention Plan terms provide for certain cash compensation payments and severance payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees, as more completely described below. The Company has concluded that the Retention Plan meets the definition of an exit and disposal activity pursuant to FASB ASC 420--Exit and Disposal Cost Obligations as of June 30, 2015, and all related expenses incurred have been or will be presented in continuing operations in the statements of operations.
The Retention Plan provides that non-executive employees are eligible to receive cash bonuses, severance payments and related benefit premiums that could total a maximum of approximately $1,161, provided that all employees remain employed through December 31, 2015 and are not terminated for cause. The Retention Plan also provides that if the Company and an employee agree upon a services termination date earlier than December 31, 2015 (the "Release Date"), the employee will remain eligible for all terms of the Retention Plan. The Company will accrue this obligation over the remaining future service period required by the employees through the earlier of the Release Date or December 31, 2015.
The Retention Plan also includes certain amendments to the terms of the eligible employees' outstanding stock option awards, which are described in detail below.
Option Amendments
Subsequent to March 30, 2015, the following events resulted in the amendment to terms of outstanding stock option awards:

•
On June 4, 2015, the Company's board of directors approved an extension to the existing 90-day post-employment option exercise period to a period ranging from 36 to 48 months for three directors who resigned from the board effective June 4, 2015. The directors held outstanding options to purchase 48,283 shares of the Company's common stock at a weighted average exercise price of $9.01 per share. All outstanding options were fully vested prior to June 4, 2015.

•
The outstanding stock options held by the June 2015 Terminated Employees were modified to provide: (i) accelerated vesting of all unvested stock options as of their termination date and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of June 30, 2015, the June 2015 terminated employees held outstanding options to purchase 17,715 shares of the Company's common stock at a weighted average exercise price of $9.64 per share, including aggregate unvested options to purchase 8,331 shares at a weighted average exercise price of $9.64 per share.

•
The Company's compensation committee of the board of directors approved the following modifications to Mr. Osborne's outstanding options to purchase the Company's common stock: (i) accelerated vesting of all unvested stock options as of June 30, 2015, and (ii) an extension to the existing 90-day post-employment option exercise period to 36 months. As of June 30, 2015, Mr. Osborne held outstanding options to purchase an aggregate of 74,490 shares of the Company's common stock at a weighted average exercise price of $9.53 per share, including unvested options to purchase 50,814 shares at a weighted average exercise price of $9.49 per share.

•
Pursuant to the terms of the Retention Plan, all stock options held by non-executive employees eligible under the Retention Plan were modified to provide: (i) accelerated vesting of all unvested stock options as of December 31, 2015, and (ii) an extension to the existing 90-day post-employment option exercise period, which varies for each employee based upon years of service, with a maximum exercise period of 48 months. As of June 30, 2015, the retained employees eligible for participation in the Retention Plan held outstanding options to purchase 121,550 shares of the Company's common stock at a weighted average exercise price of $9.13 per share, including aggregate unvested options to purchase 85,990 shares at a weighted average exercise price of $8.95 per share.

The Company determined the additional compensation cost associated with the previously described modifications pursuant to applicable guidance in FASB ASC Topic 718, Compensation—Stock Compensation.The additional compensation cost was determined by calculating the difference between (a) the estimated fair value of each option award immediately prior to the modifications and (b) the estimated fair value of each option award immediately after the modifications. The fair value of each option award immediately prior to and immediately after modification was estimated using the Black-Scholes option-pricing model to determine an incremental fair value, consistent with and in accordance with the Company’s existing accounting policy for stock compensation (see Note 2). Using the Black-Scholes option-pricing model, the weighted-average incremental fair value of outstanding modified option awards was $3.54 per option share. The total additional compensation cost associated with the previously described modifications was determined to be $819, of which $466 was associated with services previously performed and, therefore, was expensed in the quarter ended June 30, 2015. The remaining additional compensation cost is associated with future service periods and will be recognized as those services are performed.
New Facilities Lease
On July 13, 2015, the Company entered into a sublease (the "Sublease") that became effective July 22, 2015, to sublet certain premises consisting of 10,141 square feet of space (the "Subleased Premises") located at 101 Hudson Street, Jersey City,

New Jersey from Optimer Pharmaceutical, Inc. The term of the Sublease commences on August 1, 2015 (the "Commencement Date") and is scheduled to expire on July 30, 2018. No base rent is due under the Sublease until one month after the Commencement Date. Under the Sublease, the Company is obligated to pay monthly base rent of approximately $25 per month, which amount increases by 3% annually on each anniversary of the Commencement Date. In addition, the Company was required to fund a security deposit with the sublandlord in the amount of $74.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Operating results for the three months ended March 31, 2015, are not necessarily indicative of results that may occur in future interim periods or future fiscal years. Some of the statements under in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management and involve significant elements of subjective judgment and analysis. Words such as “expects,” “will,” “anticipate,” “target,” “goal,” “intend,” “plan,” “believe,” “seek,” “estimate,” “potential,” “should,” “could,” variations of such words, and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 30, 2015, and Quarterly Report on Form 10-Q filed with the SEC on August 19, 2015. These and many other factors could affect our future financial and operating results. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.
Overview
We are a pharmaceutical company committed to the discovery, development and commercialization of novel anti-infectives to address significant unmet therapeutic needs. We are developing our lead product candidate, SCY-078, as a novel oral and intravenous (IV) drug for the treatment of serious and life-threatening invasive fungal infections in humans. SCY-078 has been shown to be effective in vitro and in vivo in animal models against a broad range of Candida and Aspergillus fungal species, including drug resistant strains. These important pathogens account for approximately 85% of invasive fungal infections in the United States and Europe. SCY-078 was shown to be sufficiently safe and well-tolerated in multiple Phase 1 studies to support progression to Phase 2 studies. We are currently conducting a multicenter Phase 2 study with primary endpoints of safety, tolerability, and pharmacokinetics of the oral formulation of SCY-078 as step-down treatment in patients initially treated with echinocandin therapy for invasive Candida infections, which are serious and life threatening infections. The enrollment into the study continues but has been slower than anticipated. New investigational sites have been opened in the US and we are opening additional investigational sites in Latin America and Europe. Investigational sites are currently operating under the latest protocol amendment, which was designed to facilitate enrollment, and we continue to consider whether further protocol amendments may be appropriate. These measures are expected to increase enrollment into the study. In addition, as we collect data on the enrolled patients, we will continue to assess the actual number of patients required to achieve the study objectives. We expect to complete the study and to report top line data in the first half of 2016. The first Phase 1 study of an IV formulation of SCY-078 is planned to start in the fourth quarter of 2015.
In addition, we are planning to investigate the potential clinical utility of SCY-078 in other areas of unmet medical need such as genital infections caused by Candida spp. (vulvovaginal candidiasis, VVC). VVC is a highly prevalent condition with limited therapeutic options for infections caused by azole-resistant Candida spp. We are planning to commence a Phase 2 study evaluating the safety and efficacy of orally administered SCY-078 in this indication during the fourth quarter of 2015. Top line results are expected in the first half of 2016. The data from this study is also expected to provide a confirmation of the potential therapeutic effect of orally administered SCY-078 in a clinical condition caused by Candida spp. and, along with the other clinical and nonclinical data from ongoing and planned activities, will contribute to the package of information that will support subsequent phases of development.
As a spinout from Aventis S.A., or Aventis in 2000, we began as a chemistry and animal health services company, providing contract research services to third parties. Through the provision of these contract research and development services, we built significant expertise in parasitic infections and drug discovery, including expanded animal health capabilities. This contract research and development services business, which we refer to as our Services Business, generated substantially all of our revenues until we completed the sale of the Services Business to Accuratus Lab Services, Inc., or Accuratus, in July 2015, as described further in the “Recent Developments” section below. Since our formation, we have expanded our animal health capabilities and have discovered a number of proprietary compounds primarily within our cyclophilin inhibitor platform. Our two lead compounds from our cyclophilin inhibitor platform include SCY-641, a compound licensed to Dechra Ltd. in 2012 for clinical development for the treatment of dog dry eye, and SCY-635, a compound licensed to Waterstone in October 2014 for the treatment of viral diseases in humans. The successful monetization of these two lead compounds from our cyclophilin inhibitor platform has allowed us to focus our resources on the development of SCY-078.
In 2013, we exclusively licensed SCY-078 from Merck Sharp & Dohme, or Merck, in the field of human health, and Merck transferred to us the investigational new drug application on file with the U.S. Food and Drug Administration, or the FDA, as well as all data Merck had developed for the compound, plus active pharmaceutical ingredient and tablets. In 2014,

Merck assigned the patents to us related to SCY-078 that it had exclusively licensed to us. We are focusing our resources on the development of SCY-078.
We are an emerging growth company. Under the Jumpstart Our Business Startups Act of 2012, or JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time of those standards apply to private companies. We have irrevocably elected not to adopt this exemption from new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

Recent Developments
April 2015 Follow-On Public Offering
On April 28, 2015, we completed a follow-on public offering (the "April 2015 offering") of our common stock. We sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds to us were approximately $37.8 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $3.6 million.
SCY-078 Development
We are currently conducting a multicenter Phase 2 study with primary endpoints of safety, tolerability, and pharmacokinetics of the oral formulation of SCY-078 as step-down treatment in patients initially treated with echinocandin therapy for invasive Candida infections. The enrollment into the study continues but has been slower than anticipated. New investigational sites have been opened in the US and we are opening additional investigational sites in Latin America and Europe. Investigational sites are currently operating under the latest protocol amendment, which was designed to facilitate enrollment, and we continue to consider whether further protocol amendments may be appropriate. These measures are expected to increase enrollment into the study. In addition, as we collect data on the enrolled patients, we will continue to assess the actual number of patients required to achieve the study objectives. We expect to complete the study and to report top line data in the first half of 2016.
We are currently developing an IV formulation of SCY-078. We have submitted to the FDA the data package, including data from our IND-enabling studies, to support the start of the first Phase 1 study with the IV formulation. We are planning to initiate this study in the fourth quarter of 2015.
The oral formulation of SCY-078 has been granted QIDP designation and fast track designation by the FDA. We expect to apply for QIDP designation for the IV formulation of SCY-078 in the first half of 2016 and we expect to apply for fast track designation in the second half of 2016. The fast track designation, coupled with the QIDP designation, allows for a potentially accelerated path to approval and underscores the FDA's understanding of the critical need for new and varied treatments for life-threatening invasive fungal infections.
We are also planning to investigate the potential clinical utility of SCY-078 in other areas of unmet medical need such as genital infections caused by Candida spp. (vulvovaginal candidiasis, VVC). VVC is a highly prevalent condition with limited therapeutic options for infections caused by azole-resistant Candida spp. We are planning to commence a Phase 2 study evaluating the safety and efficacy of orally administered SCY-078 in this indication during the fourth quarter of 2015. Top line results are expected in the first half of 2016. The data from this study is also expected to provide a confirmation of the potential therapeutic effect of orally administered SCY-078 in a clinical condition caused by Candida spp. and, along with the other clinical and nonclinical data from ongoing and planned activities, will contribute to the package of information that will support subsequent phases of development.
Sale of Our Services Business
As part of our strategic objective to focus our resources on the development of SCY-078, our board of directors directed our management to explore the divestiture of the Services Business which was no longer strategic to our business and did not provide any meaningful operating capital to fund our core strategic objective in 2015. We engaged a third party firm which assisted us in evaluating several divestiture options (i.e. a third-party sale, spin-off, management buy-out transaction, or shut-down process). On May 4, 2015, our board of directors completed its evaluation of the various divestiture options and directed management to pursue a plan to sell the Services Business to Accuratus. The Services Business has been presented in discontinued operations in the accompanying unaudited interim financial statements as of and for the three month periods ending March 31, 2015, and 2014.

On July 21, 2015, we completed the sale of the Services Business to Accuratus pursuant to an Asset Purchase Agreement with an effective date of July 17, 2015, for an aggregate purchase price of $3.9 million with an estimated net proceeds of $1.1 million, after adjusting for estimated selling costs and the estimated cash costs of severance, incentive and retention compensation pursuant to our Services Business Plan described in Note 13 of the accompanying unaudited interim financial statements in Item 1 of this Exhibit 99.2 to Form 8-K that have been or are expected to be paid out, as illustrated in the following table (dollars in millions):

Aggregate purchase price of Services Business sale transaction [1]	$3.9
Less: Estimated selling costs [2]	0.8
Estimated net proceeds	3.1
Estimated incremental cash compensation costs:
Cash severance benefit costs [3]	1.0
Incentive compensation payments at closing [4]	0.2
Maximum cash retention compensation payments [5]	0.8
Total estimated cash compensation costs	2.0

Estimated net proceeds, less estimated incremental cash compensation	$1.1

[1] Includes $0.5 million paid into escrow at closing and is subject to escrow for a period of 12 months.
[2] Includes a success fee due to a third party firm, estimated legal fees, and other estimated fees directly related to the sale transaction.
[3] Relates to cash severance benefits to be paid to the June 2015 Terminated Employees (described below) pursuant to the Services Business Plan.
[4] Relates to cash incentive payments made to non-executive employees of the Services Business upon closing of the sale transaction, pursuant to the Services Business Plan. This amount will be recognized during the quarterly period ended September 30, 2015.

[5] Represents maximum cash retention compensation payments that may be paid to non-executive employees of the Services Business, pursuant to the Services Business Plan. This amount will be recognized during the quarterly period ended September 30, 2015.

For additional information pertaining to the sale of the Services Business and our adoption of the Services Business Plan, see Notes 13 and 14 of the accompanying unaudited interim financial statements in Item 1 of this Exhibit 99.2 to Form 8-K as well as other related disclosures made within our Form 8-K filed with the SEC on July 23, 2015. For information regarding the Commitment to Services Agreement (the “Services Agreement”) that we also entered into with Accuratus, see the section directly below entitled “Commitment to Services Agreement”.
As a condition to the execution of the Agreement, Accuratus is assuming our post-closing obligation under our facility lease in Durham, North Carolina.
In connection with the adoption of the Services Business Plan described in Note 13 of the accompanying unaudited interim financial statements in Item 1 of this Exhibit 99.2 to Form 8-K, we terminated certain employees in June 2015 (the "June 2015 Terminated Employees") who became eligible for severance benefits totaling approximately $1.0 million, of which $0.9 million is included in accrued severance and retention liabilities, current portion, and $0.1 million is included in accrued severance and retention liabilities, net of current portion, in the accompanying balance sheet as of June 30, 2015. We incurred these severance benefit obligations in the quarterly period ended June 30, 2015 and, therefore, we recognized the expense in the quarter ended June 30, 2015, in discontinued operations. The Services Business Plan also provided for certain amendments to the terms of the outstanding stock option awards held by the June 2015 Terminated Employees.
Also in connection with the Services Business Plan, we paid cash totaling approximately $0.2 million to certain non-executive employees of the Services Business as an incentive payment upon the closing of the sale of the Services Business in July 2015. In addition, cash retention compensation payments of up to approximately $0.8 million will be paid by us, if all Service Business employees remain eligible pursuant to the terms of the Services Business Plan. We incurred these obligations on the date of the sale of the Services Business in July 2015; therefore, the compensation expense associated with these will be recognized during the quarterly period ending September 30, 2015.
We expect the sale of our Services Business will have a minimal impact on our reported loss from continuing operations in 2015 and will not have a significant effect on our cash forecast.

Commitment to Services Agreement
On July 17, 2015, we entered into the Services Agreement with Accuratus, described in Note 14 of the accompanying unaudited interim financial statements in Item 1 of this Exhibit 99.2 to Form 8-K, pursuant to which Accuratus will provide us with certain contract research and development services for 18 months (the "Initial Term") following the closing of the sale of the Services Business for a minimum purchase obligation of at least $3.3 million due from us over the Initial Term of the Services Agreement. The purpose of the Services Agreement is to replace necessary development services that were previously provided internally by our employees prior to the sale of the Services Business. The employees performing these services became employees of Accuratus in connection with this sale transaction.
Relocation of Headquarters and Operations, New Facilities Lease, Compensatory Arrangements with Employees
In connection with the sale of the Services Business, we relocated our corporate headquarters and operating activities to Jersey City, New Jersey. On July 13, 2015, we entered into a sublease (the "Sublease") that became effective July 22, 2015, to sublet certain premises consisting of 10,141 square feet of space (the Subleased Premises) located at 101 Hudson Street, Jersey City, New Jersey from Optimer Pharmaceutical, Inc. The term of the Sublease commenced on August 1, 2015 (the "Commencement Date") and is scheduled to expire on July 30, 2018. No base rent was due under the Sublease until one month after the Commencement Date. Under the Sublease, we are obligated to pay monthly base rent of approximately $25,000 per month, which amount increases by 3% annually on each anniversary of the Commencement Date. In addition, we were required to fund a security deposit with the sublandlord in the amount of $74,000.
In connection with our relocation, we designed a compensatory plan to promote the retention of services of non-executive employees supporting our continuing operations (the "Retention Plan"). The Retention Plan terms provide for certain cash compensation payments and severance payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees. The Retention Plan provides that non-executive employees are eligible to receive cash bonuses, severance payments and related benefit premiums that could total a maximum of approximately $1.2 million, provided that all employees remain employed through December 31, 2015 and are not terminated for cause. The Retention Plan also provides that if we and an employee agree upon a services termination date earlier than December 31, 2015 (the "Release Date"), the employee will remain eligible for all terms of the Retention Plan. We will accrue this obligation over the remaining future service period required by the employees through the earlier of the Release Date or December 31, 2015. As of June 30, 2015, we recognized expense of $0.2 million, which is included in research and development and selling, general, and administrative expenses in the accompanying statement of operations. The corresponding liability is included in accrued severance and retention obligations, current portion, in the company's balance sheet as of June 30, 2015. The Retention Plan also includes certain amendments to the terms of the eligible employees' outstanding stock option awards, which are described in Note 14 of the interim financial statements included in Item 1 of this Exhibit 99.2 to Form 8-K.
Departure of Chief Financial Officer
Charles F. Osborne, Jr., our former chief financial officer, resigned effective June 30, 2015. Our compensation committee of the board of directors approved, and we and Mr. Osborne subsequently entered into an agreement (the “Release and Settlement Agreement”) providing for, a compensatory arrangement for Mr. Osborne that provided for certain payments and benefits, including (i) a cash payment of approximately $0.1 million upon his resignation on June 30, 2015; (ii) cash severance payments totaling approximately $0.2 million, which is equal to seven months of Mr. Osborne’s current base salary, paid over seven months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Mr. Osborne can use towards continuing COBRA premiums for medical, dental, and vision group health coverage for a period up to seven months after the resignation date; and (iv) certain amendments to the terms of Mr. Osborne's outstanding stock option awards described more fully in Note 8 to the accompanying interim financial statements in Item 1 of this Exhibit 99.2 to Form 8-K. The cash severance payments and related benefit premiums and payroll taxes totaled approximately $0.3 million as of June 30, 2015, which are included in accrued severance and retention liabilities, current portion, in the company's balance sheet as of June 30, 2015.
Merial Research Services Agreement
Merial, a wholly owned subsidiary of Sanofi, is one of the largest animal health businesses in the world and has been a significant partner in animal health since 2003. During 2014, our Services Business provided contract research and development services for Merial on a fee-for-service basis under an agreement that expired on December 31, 2014. We signed a new agreement with Merial effective December 2014 under which our Services Business is providing contract research and screening services in the field of animal health that primarily target parasites. The term of this agreement is two years, beginning January 1, 2015 and ending on December 31, 2016, and the total service fee due from Merial over the term of the agreement is $7.9 million, payable in equal quarterly installments. The agreement also provides for an option to extend the term for one additional year. We recognized revenue in discontinued operations under this agreement of $1.0 million in the quarterly period ended March 31, 2015. This represents a decrease of $0.8 million, or approximately 46%, when compared to $1.8 million in revenue recognized in discontinued operations under the previous Merial agreement in the quarterly period ended March 31, 2014.
Compensatory Arrangement with Executive Officer
On July 21, 2015, Yves J. Ribeill, Ph.D., President and a member of our board of directors, resigned as President. Dr. Ribeill will continue to serve on the board of directors. We entered into an agreement for certain payments and benefits with Dr. Ribeill (the “Separation Agreement”), effective July 21, 2015, pursuant to which Dr. Ribeill will receive: (i) a cash payment of approximately $0.1 million upon the effective date of his resignation; (ii) cash severance payments totaling approximately $0.9 million, paid over 12 months commencing with the first payroll period following the resignation date; (iii) a payment representing a contribution Dr. Ribeill can use towards continuing COBRA premiums for medical, dental, and vision group health coverage after the resignation date, and (iv) the vesting and exercisability of all outstanding options held by Dr. Ribeill accelerating in full on the effective date of resignation, with the exception of options granted pursuant to the 1999 Plan, and the post-employment option exercise period extending from 90 days to 48 months. As of July 23, 2015, Dr. Ribeill held 84,613 vested options and 183,268 unvested options to purchase shares of our common stock at a weighted average exercise price of $9.61 and $9.41 per share, respectively. As part of the Separation Agreement Dr. Ribeill granted us a full and final release of claims against SCYNEXIS that may have existed or arisen prior to the execution of the Separation Agreement.
Equity Compensation Plan Activity
Our board of directors recently took certain actions that affected the number of outstanding stock options and options available for grant under the 2014 Equity Incentive Plan, or the 2014 Plan, as follows:

•	Pursuant to the terms of the 2014 Plan, on January 1, 2015, we automatically added 340,484 shares to the total number shares of common stock available for future issuance under the 2014 Plan.

•
On April 1, 2015, we granted options to purchase 425,967 shares of common stock to officers and other key employees, including an award to Dr. Marco Taglietti, our new Chief Executive Officer, to purchase 330,000 shares of our common stock. All options granted on April 1, 2015, have a ten-year term. For Dr. Taglietti's grant, one-fourth of the shares subject to the option vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Taglietti continues to provide service to us. For all other April 1, 2015 officer and key employee grants, the shares subject to the options vest in equal monthly installments for forty-eight months as measured from the date of grant.

•
On February 25, 2015, our board of directors approved an amendment of the 2014 Plan, subject to stockholder approval at our 2015 annual meeting of stockholders, to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

•
We returned 57,452 shares to the total number of shares of common stock available for future issuance under the 2014 Plan in connection with the resignation of our former Chief Medical Officer, Dr. Carole Sable, in February 2015. The returned shares represented Dr. Sable's unvested shares as of the effective date of her resignation.

•
On June 4, 2015, our stockholders approved an amendment of the 2014 Plan to increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2014 Plan by an additional 510,726 shares. All other material terms of the 2014 Plan otherwise remain unchanged.

•
On June 4, 2015, we granted options to purchase 125,000 shares of common stock to Dr. David Angulo, our new Chief Medical Officer, under our 2015 Inducement Plan. The options have a ten-year term, with one-fourth of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal monthly installments for thirty-six months thereafter, provided Dr. Angulo continues to provide service to us.

On March 26, 2015, our board of directors adopted the 2015 Inducement Plan, or the 2015 Plan. The 2015 Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of equity compensation (collectively, stock awards), all of which may be granted to persons not previously employees or directors of the company, or following a bona fide period of non-employment, as an inducement material to the individuals’ entering into employment with the company within the meaning of NASDAQ Listing Rule 5635(c)(4). The 2015 Plan has a share reserve covering 450,000 shares of common stock.

Collaborations and Licensing Agreements
We have signed a number of licensing and collaboration agreements with partners in human and animal health, including: (1) Merck, a pharmaceutical company, under which we exclusively licensed from Merck its rights to SCY-078 in the field of human health, and agreed to pay Merck milestones upon the occurrence of specified events and will pay tiered royalties based on worldwide sales of SCY-078 when and if it is approved (in 2014, Merck assigned the patents to us related to SCY-078 that it had exclusively licensed to us and, as contemplated by the agreement, we will continue to pay milestones and royalties); (2) Merial Limited, a wholly owned subsidiary of Sanofi, under which we provide contract research and screening services in the field of animal health on a fee for service basis prior to the sale of our Services Business; (3) R-Pharm, CJSC, a leading supplier of hospital drugs in Russia, granting them exclusive rights in the field of human health to develop and commercialize SCY-078 in Russia and several smaller non-core markets, under which we are entitled to receive potential milestones and royalties and reimbursement for certain development costs incurred by us; (4) Dechra Ltd., or Dechra, a UK listed international veterinary pharmaceutical business, granting Dechra rights to SCY-641 in the field of animal health, including dog dry eye, under which we are entitled to receive potential milestones and royalties; and (5) Waterstone, an international pharmaceutical business, granting Waterstone exclusive worldwide rights to development and commercialization of SCY-635, and two additional compounds at Waterstone's option, for the treatment of viral diseases in humans, under which we are entitled to receive potential milestones and royalties.
In connection with the sale of our Services Business in July 2015, as described above in the "Recent Developments" section, we assigned the research services agreement described above with Merial Limited, as well as our research services agreement with Elanco Animal Health and all other contracts directly associated with the Services Business, to Accuratus. All other licensing and collaboration agreements described above are part of our continuing operations and were not associated with or assigned in connection with the sale of the Services Business.

Components of Operating Results
Revenue
Historically and through the interim period ended March 31, 2015, we have derived substantially all of our revenue from the provision of our contract research and development services were were provided by our Services Business that we divested through a sale transaction in July 2015 (See "Recent Developments above"). The revenue generated from our Services Business has been presented in discontinued operations in the accompanying statements of operations and will result in a significant decrease in our reported revenue. In addition to our contract research and development services revenue, we have received upfront and milestone payments in connection with our collaboration and licensing agreements. The developments described in the "Recent Developments" section above pertaining to the Services Business are expected to result in a significant decrease in our reported revenues in 2015. Further, we expect that any revenue we generate will fluctuate from quarter to quarter as a result of the variability in the amount the Services Business provided, the achievement of collaboration milestones, and the consummation of new licensing arrangements. We do not expect to generate revenue from product sales for at least the next several years. If we or our collaborators fail to complete the development of product candidates in a timely manner or obtain their regulatory approval, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.
Our revenue recognition policy is described within Note 2 to our unaudited interim financial statements in Item 1 Exhibit 99.2 to Form 8-K of this quarterly report.
Research and Development Expense
Research and development expense consists of expenses incurred while performing research and development activities to discover, develop, or improve potential product candidates we seek to develop. This includes conducting preclinical studies and clinical trials, manufacturing and other development efforts, and activities related to regulatory filings for product candidates. We recognize research and development expenses as they are incurred. Our research and development expense primarily consists of:

•	costs related to executing preclinical and clinical trials, including related drug formulation, manufacturing and other development;

•	salaries and personnel-related costs, including benefits and any stock-based compensation for personnel in research and development functions;

•	fees paid to CROs, vendors, consultants and other third parties who support our product candidate development and intellectual property protection;

•	other costs in seeking regulatory approval of our products; and

•	allocated overhead.
The table below summarizes the total costs incurred for each of our key research and development projects during the periods presented:

	Three Months Ended March 31,
	2015	2014
	(dollars in thousands)
SCY-078	$3,695	$840
Cyclophilin Inhibitor Platform	92	480
Total research and development	$3,787	$1,320
Our SCY-078 project was the only significant research and development project during the periods presented. We plan to increase our research and development expense for the foreseeable future as we continue our effort to develop SCY-078 and to potentially develop our other product candidates, subject to the availability of additional funding.We do not expect to incur any substantial research and development expenses related to our cyclophilin inhibitor platform in the near future.
The successful development of product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of any product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates.
Selling, General and Administrative Expense
Selling, general and administrative expense consists primarily of salaries and personnel-related costs, including employee benefits and any stock-based compensation. This includes personnel in executive, finance, sales, human resources and administrative support functions. Other expenses include facility-related costs not otherwise allocated to cost of revenue or research and development expense, professional fees for accounting, auditing, tax and legal services, consulting costs for general and administrative purposes, information systems maintenance and marketing efforts.
Other (Income) Expense
Substantially all of our other (income) expense recognized in the quarterly period ended March 31, 2014, consists of costs associated with:

•	a related party guarantee of our outstanding credit facility, and

•	fair value adjustments to our derivative liability for warrants issued in conjunction with the related party convertible debt.
Interest paid on our outstanding bank debt composed substantially all of the remaining other (income) expense in the quarterly period ended March 31, 2014. A nominal amount of interest income has been earned on our cash and cash equivalents in the quarterly period ended March 31, 2015.
In April 2010, we entered into a $15.0 million credit facility agreement with HSBC Bank USA, National Association, or HSBC, which we refer to as the 2010 Credit Agreement. This 2010 Credit Agreement was guaranteed by a related party. We concluded that the guarantee represented a deemed contribution and recognized the value of the guarantee as deferred financing costs. The value of the guarantee was determined based on the difference between the 2010 Credit Agreement’s stated interest rate and the interest rate that would apply if there had been no guarantee from the related party. The value was determined to be $6.3 million at the time the 2010 Credit Agreement was established and was amortized over the life of the 2010 Credit Agreement. On March 8, 2013, the 2010 Credit Agreement and related party guarantee were extended through 2014, under an amendment referred to as the 2013 Credit Agreement. At the time of the extension, we concluded that the value of the new guarantee was $3.9 million. This amount was recorded as deferred financing costs and was being amortized through the year 2014.
Upon completion of our IPO on May 7, 2014, the entire outstanding balance of the 2013 Credit Agreement, amounting to $15.0 million plus accrued interest, was paid in full using the proceeds from the IPO. We recorded a loss on the extinguishment of debt of $1.4 million in the three month period ended June 30, 2014, as the remaining deferred financing costs associated with the 2013 Credit Agreement were written off. We had no outstanding debt as of March 31, 2015.
From December 2011 through June 2013, we issued convertible promissory notes totaling $12.3 million to related parties. These notes accrued interest at a rate of 8% per year. The purchasers of the convertible notes also received warrants to purchase common stock. The promissory notes, and accrued interest, were converted into preferred stock in December 2013. The warrant fair values were accounted for as a debt discount and amortized over the stated term of the convertibles notes. We concluded that the warrants qualified as a derivative liability and the fair value of the warrants should be adjusted at each reporting period. The amortization of the debt discount was recorded in amortization of deferred financing costs and debt discount and the change in the derivative liability was recorded in derivative fair value adjustment.
The warrants to purchase common stock accounted for as derivatives were exercised in connection with the IPO. The combined fair values of the common stock warrant derivative liabilities was $2.7 million as of May 2, 2014, and this amount was reclassified to additional paid-in capital.
Income Tax (Expense) Benefit
Income tax (expense) benefit consists of U.S. federal and state income taxes. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses. However, in accordance with U.S. GAAP, for periods in which we reported pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, we presented income from discontinued operations net of income tax expense attributable to our discontinued operations using the estimated annual effective tax rate of the Services Business. We also recognized a corresponding income tax benefit on our loss from continuing operations for the same affected period.
Discontinued Operations
Discontinued operations comprises revenues, costs, gains and losses directly attributable to our Services Business, which we divested through a sale transaction that closed in July 2015.

•
Revenue included in discontinued operations comprises revenue from the provision of our contract research and development services, which were provided by our Services Business. Our revenue recognition policy is described within Note 2 to our unaudited interim financial statements included in Item 1 of this Exhibit 99.2 to Form 8-K.

•
Cost of revenue included in discontinued operations primarily consists of salaries and personnel-related costs, including employee benefits and any stock-based compensation, incurred to generate our contract research and development services revenues. Additional expenses include facilities and equipment costs directly associated with generating revenue, allocated overhead, materials, contracted consultants and other direct costs. We allocate expenses associated with our facilities, information technology costs, and depreciation and amortization, between cost of revenue and operating expenses. Allocations are based on employee headcount or facility square footage utilization, and are determined by the nature of work performed.

•
Research and development expense included in discontinued operations consists of expenses incurred under an animal health research and development project being conducted by our Services Business to advance and secure intellectual property protection for certain existing proprietary technology in the field of animal health. Research and development expense incurred under this project totaled $0.4 million and $0.0 million for the three months ended March 31, 2015, and 2014, respectively. The nature of and accounting for research and development expenses included in discontinued operations is consistent with the research and development expenses included in continuing operations, as described above.

•
Income tax expense included in discontinued operations consists of U.S. federal and state income taxes. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses. However, in accordance with U.S. GAAP, for periods in which we reported pre-tax income from discontinued operations for financial reporting purposes and pre-tax loss from continuing operations, we presented income from discontinued operations net of income tax expense attributable to our discontinued operations using the estimated annual effective tax rate of the Services Business. We also recognized a corresponding income tax benefit on our loss from continuing operations for the same affected period.

Results of Operations for the Three Months Ended March 31, 2015 and 2014
The following table summarizes our results of operations for the three months ended March 31, 2015 and 2014, together with the changes in those items in dollars and percentage (dollars in thousands):

	Three Months Ended
	March 31, 2015		March 31, 2014		Period-to-Period Change
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage
Total revenue and gross profit	$65	100.0%	$65	100.0%	$—
Operating expenses:
Research and development	3,787	5,826.2%	1,320	2,030.8%	2,467	186.9%
Selling, general and administrative	2,210	3,400.0%	1,206	1,855.4%	1,004	83.3%
Total operating expenses	5,997	9,226.2%	2,526	3,886.2%	3,471	137.4%
Loss from operations	(5,932)	(9,126.2)%	(2,461)	(3,786.2)%	(3,471)	141.0%
Other (income) expense:
Amortization of deferred financing costs and debt discount	—	—	536	824.6%	(536)	(100.0)%
Interest (income) expense	(1)	—	44	67.7%	(45)	(102.3)%
Derivative fair value adjustment	—	—	(2,783)	—	2,783	(100.0)%
Other expense	—	—	10	—	(10)	(100.0)%
Total other (income) expense	(1)	(1.5)%	(2,193)	(3,373.8)%	2,192	(100.0)%
Loss from continuing operations before income tax	(5,931)	(9,124.6)%	(268)	(412.3)%	(5,663)	2,113.1%
Income tax benefit	—	—%	313	481.5%	(313)	(100.0)%
Income (loss) from continuing operations	(5,931)	(9,124.6)%	45	69.2%	$(5,976)	(13,280.0)%
Income from discontinued operations, net of income tax expense	(453)	(696.9)%	367	564.6%	$(820)	(223.4)%
Net (loss) income	$(6,384)	(9,821.5)%	$412	633.8%	$(6,796)	(1,649.5)%
*    Not applicable or meaningful
Revenue. For the three months ended March 31, 2015, revenue remained consistent when compared to the three months ended March 31, 2014. Revenue in both periods consisted of the continued amortization of a non-refundable upfront payment received under our collaboration arrangement with R-Pharm.
Research and Development. For the three months ended March 31, 2015, research and development expenses increased to $3.8 million from $1.3 million for the three months ended March 31, 2014. The increase of $2.5 million, or 186.9%, was primarily the result of a $2.3 million increase in third-party service expenses related to the SCY-078 Phase 2 clinical trial and the preclinical development of intravenous SCY-078, and a $0.8 million increase in employee compensation expense. These increases were partially offset by a $0.2 million decrease in other administrative support costs. The increase in employee compensation expense was due to an increase of $0.4 million related to scientific services personnel devoting more time and effort to SCY-078 development in 2015 and $0.4 million related to scientific services personnel devoting time to an animal health research and development project in the quarterly period ended March 31, 2015. When scientific personnel devote time to a research and development project, the associated salaries and personnel-related costs for this effort are included in research and development expense, rather than discontinued operations.

Selling, General & Administrative. For the three months ended March 31, 2015, selling, general and administrative expenses increased to $2.2 million from $1.2 million for the three months ended March 31, 2014. The increase of $1.0 million, or 83.3%, was primarily the result of a $0.8 million increase in professional services expenses directly associated with our continuing operations as a regulated, publicly traded company, including a $0.2 million increase in director and officer insurance policy premium expenses, and a $0.2 million increase in employee compensation expense. The increase in employee compensation expense was primarily due to stock compensation expense associated with option grants occurring after the first quarter of 2014.
Amortization of Deferred Financing Costs and Debt Discount. For the three months ended March 31, 2015, amortization of deferred financing costs decreased to zero compared to $0.5 million in the three months ended March 31, 2014. The $0.5 million of amortization recognized in the three months ended March 31, 2014, was associated with the 2013 Credit Agreement deferred financing costs. There was no amortization in the three months ended March 31, 2015, because the 2013 Credit Agreement was repaid in full in May 2014.
Derivative Fair Value Adjustment. For the three months ended March 31, 2015, derivative fair value adjustment was zero compared to $2.8 million in the three months ended March 31, 2014. The derivative fair value adjustment was a gain in the three months ended March 31, 2014 and was due to the decrease in the estimated fair value of our common stock, from $47.74 per share as of December 31, 2013, to $36.77 per share as of March 31, 2014. The warrants to purchase common stock accounted for as derivatives were exercised in May 2014 in conjunction with the IPO, and therefore the remaining derivative liability was reclassified to additional paid in capital and no gain or loss was incurred during the three months ended March 31, 2015.
Income Tax Benefit. For the three months ended March 31, 2015, income tax benefit was $0.0 million compared to $0.3 million in the three months ended March 31, 2014. No income tax benefit was recognized in the three months ended March 31, 2015, because it is directly correlated to income tax expense in discontinued operations and there was no corresponding income tax expense in discontinued operations in 2015. In the three months ended March 31, 2014, we recognized an income tax benefit equal to the corresponding income tax expense on income from discontinued operations for the period. The components of the income or loss from discontinued operations in the two periods are described below.
Discontinued Operations. For the three months ended March 31, 2015, we incurred a loss from discontinued operations of $0.5 million compared to income from discontinued operations, net of income tax expense, of $0.4 million in the three months ended March 31, 2014. The loss from discontinued operations in the three months ended March 31, 2015 resulted from revenue of $3.2 million and operating costs of $3.7 million. The income from discontinued operations in the three months ended March 31, 2014 resulted from revenue of $4.6 million, operating costs of $4.0 million and income tax expense of $0.3 million.
The decrease in revenue in discontinued operations between the two periods was primarily due to a $0.8 million decrease in animal health services revenue, a $0.3 million decrease in integrated pharmaceutical services ("IPS") revenues, a decrease of $0.1 million in discovery and drug metabolism and pharmacokinetics (DMPK) services revenue, and a $0.2 million decrease in materials revenue. The decrease in animal health services revenue was primarily related to a reduction in the scope of services provided under our research services agreement with Merial beginning in January 2015, which resulted in a $0.8 million decrease in revenue under this agreement for the three months ended March 31, 2015. Our IPS revenues decreased because we provided certain discrete services that generated revenues of $0.3 million in the three months ended March 31, 2014, which did not recur in 2015. We did not provide similar services in 2015 because we utilized certain IPS personnel to support our development of SCY-078 in 2015, rather than utilizing such personnel to provide services to third-party customers. The IPS personnel supporting our development of SCY-078 became employees of Accuratus in connection with the Services Business sale transaction described in the "Recent Developments" section above. Our discovery and DMPK services revenue decrease occurred because we made the strategic decision to stop actively pursuing business development efforts related to discovery and DMPK services. Our materials revenue decrease was due to a reduced demand for and utilization of materials necessary to support our third-party service projects in 2015.
The decrease in income tax expense between the two periods related to the change from income from discontinued operations in the 2014 period to loss from discontinued operations in 2015. Income tax expense was only reported in periods in which we reported pre-tax income from discontinued operations and pre-tax loss from continuing operations.

Liquidity and Capital Resources
Sources of Liquidity
Through March 31, 2015, we have funded our operations through revenue from the provision of contract research and development services and from debt and equity issuances. Substantially all of our historical revenue has been generated from the provision of our contract research and development services, which were provided by our Services Business that we divested through a sale transaction that closed in July 2015 (see "Recent Developments" above). As of March 31, 2015, we had cash and cash equivalents of approximately $27.6 million, compared to $32.2 million as of December 31, 2014. The decrease in our cash and cash equivalents was primarily due to our continued development costs associated with our lead product candidate, SCY-078. We have incurred net losses since our inception, including the three months ended March 31, 2015. As of March 31, 2015, our accumulated deficit was $123.9 million.
We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and selling, general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may obtain through one or more of equity offerings, debt financings, or other third-party funding, strategic alliances and licensing or collaboration arrangements.
On April 28, 2015, we completed a follow-on public offering of our common stock. We sold an aggregate of 5,376,622 shares of common stock at a public offering price of $7.70 per share. Net proceeds were approximately $37.8 million, after deducting underwriting discounts and commissions and estimated offering expenses totaling $3.6 million.
Cash Flows
The following table sets forth the significant sources and uses of cash for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
	(dollars in thousands)
Net cash (used in) provided by operating activities	$(4,547)	$161
Net cash used in investing activities	(171)	(74)
Net cash provided by (used in) financing activities	95	(839)
Net decrease in cash and cash equivalents	$(4,623)	$(752)
Operating Activities
Net cash used in operating activities of $4.5 million for the three months ended March 31, 2015, primarily consisted of the $6.4 million net loss, which was offset by a favorable change in operating assets and liabilities of $1.3 million, and adjusted for non-cash charges that included depreciation of $0.3 million and stock-based compensation expense of $0.3 million. Net cash provided by operating activities of $0.2 million for the three months ended March 31, 2014, primarily consisted of net income of $0.4 million, adjusted by a favorable change in operating assets and liabilities of $1.6 million, favorable non-cash charge for depreciation of $0.3 million, stock-based compensation expense of $0.1 million, and the amortization of deferred financing costs of $0.5 million. These favorable adjustments were partially offset by an adjustment for the non-cash gain on the change in fair value of derivative liabilities of $2.8 million in the period, which was described in the "Components of Operating Results" section above.
The $4.7 million increase in net cash used in operating activities for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014, was primarily due to increases in costs associated with SCY-078 development efforts and public reporting company operations. We expect that these costs will continue to increase as we continue to operate as a public reporting company and focus our efforts on the development of SCY-078.
Net cash used in operating activities of $4.5 million for the three months ended March 31, 2015, includes $0.3 million of net cash provided by the operating activities of our Services Business, as reported within discontinued operations, that we do not expect to continue on a prospective basis following the July 2015 sale of the Services Business.
Investing Activities
Net cash used in investing activities of $0.2 million and $0.1 million for the three months ended March 31, 2015 and 2014, respectively, consisted of purchases of property and equipment of $0.2 million and $0.1 million in those periods, respectively. Our cash used for purchases of property and equipment was substantially all related to our Services Business operations, which we sold in June 2015. As a result, we expect a decrease in future cash purchases of property and equipment, other than non-recurring capital expenditures to support continuing operations and associated with our pending relocation to New Jersey.
Financing Activities
Net cash provided by financing activities of $0.1 million for the three months ended March 31, 2015, consisted of proceeds from the issuance of shares of our common stock to employees under the terms of our employee stock purchase plan. Net cash used in financing activities of $0.8 million for the three months ended March 31, 2014, primarily consisted of $1.4 million of payments for deferred offering costs, which was partially offset by $0.5 million in proceeds raised from the issuance of series D-2 Preferred Shares.

Future Funding Requirements
To date, we have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize SCY-078. In addition, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, product candidates. Although we successfully raised net proceeds of approximately $37.8 million in a follow-on public offering in April 2015, we anticipate that we will need substantial additional funding in connection with our continuing future operations.
As described in the "Recent Developments" section above, we completed the sale of our Services Business pursuant to an Asset Purchase Agreement, dated July 17, 2015, with Accuratus for an aggregate purchase price of $3.9 million, subject to a pre-closing working capital adjustment of $0.8 million. In addition, a portion of the consideration payable at closing equal to $0.5 million was withheld and is subject to an escrow for a period of 12 months from the date of closing to satisfy our indemnification obligations in connection with breaches of any representation and warranties and other customary obligations under the terms of the Agreement. The resulting net proceeds received by us at closing in July 2015 totaled approximately $2.5 million.
Based upon our current operating plan, we believe that our existing cash and cash equivalents, which include the net proceeds from our recently completed April 2015 offering, will enable us to fund our operating expenses and capital expenditure requirements into the first half of 2017. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of product candidates.
Our future capital requirements will depend on many factors, including:

•	the progress, costs, and the clinical development of SCY-078;

•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;

•	the ability of product candidates to progress through clinical development successfully;

•	our need to expand our research and development activities;

•	the costs associated with the divestiture of our contract research and development services business, including the compensatory plan costs described in the "Recent Developments" section above;

•	the costs associated with securing, establishing and maintaining commercialization and manufacturing capabilities;

•
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems associated with our relocation to New Jersey; and

•	the economic and other terms, timing and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, or other third-party funding, marketing and distribution arrangements, or other collaborations, strategic alliances or licensing arrangements. In addition, we may determine to sell certain of our assets to generate capital, as we did in May 2012, when we sold the rights to internally developed research software to a third party for $4.5 million. To the extent that we raise additional capital through the sale of equity or convertible debt securities like we did in April 2015, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through sales of assets, other third-party funding, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.
Contractual Obligations, Commitments and Contingencies
We have had several material changes in our contractual obligations, commitments or contingencies since December 31, 2014, described as follows:

•
In May 2015, our board of directors approved, and we communicated, the material terms of our compensatory plan for the non-executive employees of our Services Business. The Services Business Plan is designed to promote the retention of services of such non-executive employees in connection with such a potential sale. Our obligations under the Services Business Plan were contingent upon the successful closing of the sale of the Services Business, which occurred in July 2015. The material terms of the compensatory plan are described in the "Recent Developments" section above.

•
In May 2015, in connection with our planned relocation of our continuing operations to Jersey City, New Jersey, we designed a compensatory plan to promote the retention of services of non-executive employees supporting our continuing operations, which we refer to as the Retention Plan. The Retention Plan terms provide for certain cash compensation payments and severance payments, as well as modifications to the terms of currently outstanding stock options held by such non-executive employees. The material terms of the compensatory plan are described in the "Recent Developments" section above.

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In May 2015, our compensation committee of the board of directors approved a compensatory arrangement for our former chief financial officer that provided for certain payments and benefits in connection with his resignation effective June 30, 2015. The material terms of the compensatory arrangement are described in the "Recent Developments" section above.

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In July 2015, we entered into a compensatory arrangement for our former president that provided for certain payments and benefits in connection with his resignation effective July 21, 2015. The material terms of the compensatory arrangement are described in the "Recent Developments" section above.

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In July 2015, we entered into a Services Agreement with Accuratus pursuant to which Accuratus shall provide us with certain contract research and development services for eighteen months following the closing of the sale of the Services Business for a minimum, non-cancellable purchase price obligation on the part of us of at least $3.3 million over the initial term of the Services Agreement.

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In July 2015, as a condition to the execution of the Asset Purchase Agreement, Accuratus assumed our post-closing obligation under our facility lease in Durham, North Carolina. We will continue to operate from the Durham facility immediately after the closing for a period of up to six months pursuant to a facility license and a transition services agreement. In addition, under a Transition Services Agreement, Accuratus will provide accounting, IT, payroll, personnel and human resources support, and equity compensation plan administration support services to us at rates ranging from one hundred to two hundred dollars per hour for a period of time not to extend beyond December 31, 2015.

Off-Balance Sheet Arrangements
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements, as well as the reported revenues and expenses during the reported periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Our critical accounting policies have not changed from those described in our Annual Report on Form 10-K filed with the SEC on March 30, 2015 and Exhibit 99.1 to the Form 8-K dated October 30, 2015.